Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and between

HOWARD BANCORP, INC.

And

PATAPSCO BANCORP, INC.

Dated as of March 2, 2015

TABLE OF CONTENTS

  i

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Spreadsheet

Exhibit E – Form of Articles Supplementary for Preferred Stock

Exhibit F – Form of Phillips Employment Agreement

Exhibit G – Form of Landlord Consent for Leased Properties

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 2, 2015, is made by and between Howard Bancorp, Inc., a Maryland corporation (“HBI”), and Patapsco Bancorp, Inc., a Maryland corporation (“PBI”).

BACKGROUND

1.           PBI owns directly all of the outstanding capital stock of The Patapsco Bank, a Maryland-chartered commercial bank (“PBank”).

2.           HBI owns directly all of the outstanding capital stock of Howard Bank, a Maryland-chartered commercial bank (“HBank”).

3.           HBI and PBI desire for PBI to merge with and into HBI, with HBI surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.

4.           As an additional condition and inducement to HBI to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

5.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.           In order to, in part, support the Merger, as defined below, HBI has entered into investment agreements with certain accredited investors pursuant to which it will issue an aggregate of 2,173,913 shares of HBI Common Stock for aggregate gross proceeds of $24,999,999.50 pursuant to a private offering of the HBI Common Stock conducted in accordance with Rule 506 of Regulation D of the Securities Act (the “Private Placement”). Closing of the Private Placement is subject to stockholder approval of the issuance of the HBI Common Stock to be issued in the Private Placement in accordance with the rules of the NASDAQ Stock Market LLC and certain other closing conditions. It is anticipated that the Private Placement will be closed as soon as possible after all closing conditions as set forth in such investment agreements have been satisfied or waived, provided, however, that closing of the Private Placement is not dependent upon the Closing.

7.  In connection with the Merger, HBI intends to retire each share of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $0.01 par value per share with a stated liquidation amount $1,000 per share, of PBI (the “Series A Perpetual Preferred Stock”) and Series B Fixed Rate Cumulative Perpetual Preferred Stock, $0.01 par value per share with a stated liquidation amount $1,000 per share, of PBI (the “Series B Perpetual Preferred Stock”) held by the United States Department of the Treasury (“Treasury”), by either purchasing such shares from Treasury prior to Closing or by converting such shares into the right to receive one share of preferred stock, par value $0.01 per share, of HBI (the “HBI Preferred Stock”) with rights, powers and preferences that are not materially less favorable than the rights, powers and preferences of the Series A Perpetual Preferred Stock and the Series B Perpetual Preferred Stock and, subsequent to the Closing and with regulatory approval repurchasing  such shares.

8.           HBI and PBI desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1 Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2 Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means a bona fide written proposal by a Person other than HBI for: (A) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of PBI, any PBI Subsidiary, or any other business combination involving PBI or any PBI Subsidiary taken as a whole, in a single transaction or series of transactions; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of PBI Common Stock or the then outstanding shares of common stock of any PBI Subsidiary.

Affiliate means, with respect to any Entity, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Aggregate Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Aggregate Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Aggregate Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Agreement means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means, individually and collectively, the articles of merger to be executed by HBI and PBI and filed with the SDAT in accordance with the MGCL.

Average Price means the average of the closing prices of HBI Common Stock as reported on the NASDAQ Capital Market (as reported by Bloomberg or, if not reported thereby, another authoritative source as mutually agreed upon by the parties) for the 20 Trading Days prior to the five Business Days immediately before the Closing.

Bank Merger has the meaning given to the term in Section 1.6 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.6 of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Burdensome Condition has the meaning given to the term in Section 5.8 of this Agreement.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which PBank or HBank is authorized or obligated by applicable law or executive order to close.

Cash Election means an Election to receive the Per Share Cash Consideration with respect to all or a portion of a holder’s shares of PBI Common Stock in accordance with Section 2.5 hereof.

Cash Election Shares has the meaning given to the term in Section 2.5(b)(ii) of this Agreement.

Cause means: (i) any act or failure to act that constitutes fraud, incompetence, willful misconduct, breach of fiduciary duty, personal dishonesty, intentional failure to perform stated duties or violation of any Law (other than a traffic violation or similar level of offense) or final regulatory order or agreement with the employer; (ii) the conviction of a felony or crime involving moral turpitude; (iii) the employee’s entering into any transaction or any contractual relationship (other than this Agreement) related to the employment of the employee with any other employer, or diversion of business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (iv) conduct that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Regulatory Authority with authority or jurisdiction over employer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CFPB means the Consumer Financial Protection Bureau.

CIC Payment has the meaning given to the term in Section 5.7(c)(iii)(C) of this Agreement.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Common Stock Election means an Election to receive the Per Share Common Stock Consideration with respect to all or a portion of a holder’s shares of PBI Common Stock in accordance with Section 2.5 hereof.

Common Stock Election Shares has the meaning given to the term in Section 2.5(b)(i) of this Agreement.

Confidentiality Agreement means the nondisclosure agreement between HBI and PBI, dated November 3, 2014, as amended and restated pursuant to a first amendment, dated January 5, 2015, and a second amendment, dated January 14, 2015.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by HBI and PBI of their respective covenants and obligations under this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means the making or renewal of any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

Determination Date has the meaning given to the term in Section 7.1(k) of this Agreement.

Disqualification Event has the meaning given to the term in Section 5.7(c)(ii) of this Agreement.

EDGAR means the SEC’s Electronic Data Gathering and Retrieval system.

Effective Date means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with the SDAT and become effective in accordance with the MGCL.

Election means either a Common Stock Election, a Cash Election, or a Mixed Election.

Election Deadline means 5:00 p.m., Eastern Time, on a date mutually agreed upon by HBI and PBI, provided that such date will be no later than five days prior to the anticipated Closing Date.

Election Form means a form, in such form as HBI and PBI shall mutually agree, that permits the PBI Common Stockholders to make an Election or to indicate that such PBI Common Stockholder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Common Stock Consideration for such PBI Common Stockholder’s shares of PBI Common Stock in the Merger (a “Non-Election”).

Election Form Record Date has the meaning given to the term in Section 2.5(b) of this Agreement.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. Environmental Laws include without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means the agent designated by HBI (as soon as practicable following execution of this Agreement) and reasonably acceptable to PBI to act as the exchange agent for purposes of conducting the election procedure described in Section 2.5(b) of this Agreement and the exchange procedure described in Section 2.9 of this Agreement.

Exchange Fund has the meaning given to the term in Section 2.9(a) of this Agreement.

Exchange Ratio means the exchange ratio set forth in Section 2.2 of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHLB means the Federal Home Loan Bank of Atlanta.

FHFA means the Federal Housing Finance Agency.

Final Index Price has the meaning given to the term in Section 7.1(k) of this Agreement.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means U.S. generally accepted accounting principles.

Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

HBank has the meaning given to the term in the Background section of this Agreement.

HBI has the meaning given to the term in the Background section of this Agreement.

HBI Affiliate means any Entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HBI.

HBI Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of HBI or any other Entity that, together with HBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

HBI Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

HBI Common Stockholders’ Meeting means the meeting of the holders of HBI Common Stock to consider and vote on HBI’s issuance of Aggregate Common Stock Consideration in connection with the Merger pursuant to Section 2.2 hereof.

HBI Companies means HBI, HBank, and any other HBI Subsidiary, collectively.

HBI Disclosure Schedule means, collectively, the disclosure schedules delivered by HBI to PBI at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

HBI ERISA Affiliate means any Entity that, together with HBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

HBI Financials means (a) the consolidated balance sheets of HBI at December 31, 2012 and 2013 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for HBI for the years ended December 31, 2011, 2012 and 2013, and the notes thereto, as audited by Stegman & Company and as set forth in HBI’s Annual Report on Form 10-K for the year ended December 31, 2013, (b) the consolidated balance sheets of HBI at December 31, 2013 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for HBI for the years ended December 31, 2012, 2013 and 2014, and the notes thereto, as audited by Stegman & Company and as will be set forth in HBI’s Annual Report on Form 10-K for the year ended December 31, 2014, to be delivered within 90 days of December 31, 2014, and (c) the unaudited interim consolidated financial statements and notes thereto included in HBI’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended March 31, 2015, to be delivered within 45 days after the end of the respective quarter.

HBI Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

HBI Owned Shares has the meaning given to the term in Section 2.5(f) of this Agreement.

HBI Preferred Stock has the meaning given to the term in the Background Section of this Agreement.

HBI Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.

HBI Regulatory Agreement has the meaning given to the term in Section 4.11(e)(iv) of this Agreement.

HBI Returns has the meaning given to the term in Section 4.7(e) of this Agreement.

HBI Series A Preferred Stock has the meaning given to the term in Section 2.5(g) of this Agreement.

HBI Series B Preferred Stock has the meaning given to the term in Section 2.5(g) of this Agreement.

HBI Subsidiaries means the subsidiaries of HBI and HBank as set forth in HBI Disclosure Schedule 4.1(d).

HBI Taxes has the meaning given to the term in Section 4.7(e) of this Agreement.

Indemnified Parties has the meaning given to the term in Section 5.7(c)(vi) of this Agreement.

Index Group has the meaning given to the term in Section 7.1(k) of this Agreement.

Index Ratio has the meaning given to the term in Section 7.1(k) of this Agreement.

Initial Index Price has the meaning given to the term in Section 7.1(k) of this Agreement.

Intellectual Property has the meaning given to the term in Section 3.17 of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17 of this Agreement.

Knowledge of HBI means the actual knowledge of HBI’s Chairman, President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Chief Credit Officer.

Knowledge of PBI means the actual knowledge of PBI’s Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Lending Officer.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any judicial and administrative orders, decrees, judgments, injunctions and writs, and any and all policies and directives issued by any Regulatory Authority.

Letter of Transmittal has the meaning given to the term in Section 2.5(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims, or other encumbrances of any kind.

Mailing Date has the meaning given to the term in Section 2.5(b) of this Agreement.

Material Adverse Effect means, with respect to HBI or PBI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of HBI and the HBI Subsidiaries taken as a whole, or PBI and the PBI Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either HBI, on the one hand, or PBI, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of HBI or PBI resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of HBI or PBI, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.7 of this Agreement), (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the transactions contemplated hereby; except, in any such case, to the extent such any change, effect or circumstance has or would have a disproportionate effect on the business of PBI or HBI, as the case may be, relative to other similarly-situated Persons.

Maximum Premium has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Merger means the merger of PBI with and into HBI, pursuant to the provisions of the MGCL whereupon (i) the separate existence of PBI shall cease and HBI shall be the surviving corporation and (ii) all of the outstanding shares of PBI Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given the term in Section 2.2 of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Mixed Election has the meaning given the term in Section 2.5(c) of this Agreement.

No-Election Shares has the meaning given to the term in Section 2.5(b) of this Agreement.

Non-Election has the meaning given to the term in the definition of Election Form in this Section 1.2.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner occupied residence.

Notice of Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Objecting PBI Shares means any shares of PBI Common Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL.

PBank has the meaning given to the term in the Background section of this Agreement.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

PBI has the meaning given to the term in the Background section of this Agreement.

PBI Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PBI or any other Entity that, together with PBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

PBI Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of PBI Common Stock.

PBI Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

PBI Common Stockholder is any holder of record of PBI Common Stock immediately prior to the Closing Date.

PBI Common Stockholders’ Meeting means the meeting of the holders of PBI Common Stock to consider and vote on the Agreement and the Merger.

PBI Companies means PBI, PBank, and any other PBI Subsidiary, collectively.

PBI Disclosure Schedule means, collectively, the disclosure schedules delivered by PBI to HBI at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

PBI Employee has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

PBI ERISA Affiliate means any Entity that, together with PBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

PBI Financials means (a) the consolidated balance sheets of PBI at June 30, 2013 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for PBI for the years ended June 30, 2013 and 2014, and the notes thereto, as audited by TGM Group LLC, (b) the consolidated balance sheet of PBI at June 30, 2014 and 2015 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for PBI for the years ended June 30, 2014 and 2015, and the notes thereto, as audited by TGM Group LLC and to be delivered within 90 days of June 30, 2015, provided the Closing Date shall not have occurred prior to such date, and (c) unaudited consolidated financial statements for each month end, commencing with the month ended July 31, 2014, to be delivered within 20 days after the end of the respective month.

PBI Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

PBI Nominee and PBI Nominees have the meanings given to the terms in Section 1.3(d)(i) of this Agreement.

PBI Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

PBI Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

PBI Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iv) of this Agreement.

PBI Representatives has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

PBI Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

PBI Subsequent Determination has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

PBI Subsidiaries means the subsidiaries of PBI and PBank as set forth in PBI Disclosure Schedule 3.1(d).

PBI Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

PBI Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Per Share Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Per Share Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Permitted Employees means officers and employees of any of the PBI Companies at the level of Vice President or below.

Person means an individual and any Entity; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.

Preferred Consideration has the meaning given to the term in Section 2.5(g) of this Agreement.

Private Placement has the meaning given to the term in the Background section of this Agreement.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of PBI Common Stock and holders of HBI Common Stock in connection with the Merger, the PBI Common Stockholders’ Meeting and the HBI Common Stockholders’ Meeting.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the HBI Common Stock to be issued to the PBI Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the Commissioner, the FRB, the FDIC, the NASDAQ Stock Market LLC, and the respective staffs thereof.

REO means, with respect to the PBI Companies and the HBI Companies, real property that the PBI Companies or the HBI Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

Replacement Nominee has the meaning given to the term in Section 1.3(d)(i) of this Agreement.

Repurchase has the meaning given to the term in Section 2.5(g) of this Agreement.

Residential Credit Extension has the meaning given to the term in Section 5.1(aa) of this Agreement.

Rights means warrants, options, rights, convertible securities, stock appreciation rights, other capital stock equivalents and other arrangements or commitments that obligate an Entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Series A Perpetual Preferred Stock has the meaning given to the term in the Background Section of this Agreement.

Series B Perpetual Preferred Stock has the meaning given to the term in the Background Section of this Agreement.

Stock Conversion Number has the meaning given to the term in Section 2.5(e)(i) of this Agreement.

Subsidiary means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Support Agreement means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

Trading Days means the days on which the NASDAQ Stock Market LLC is open for trading.

Towson Advisory Board has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Treasury has the meaning given to the term in the Background Section of this Agreement.

Section 1.3 The Merger and Related Transactions.

(a) Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, a Professional Corporation, located at 100 Light Street, Baltimore, Maryland, at a time and date to be agreed upon by the parties hereto, which date shall be no later than the next month-end date subsequent to the time that all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”), provided that if the time that all such conditions have been satisfied or waived is less than 15 calendar days prior to a month end then such Closing Date shall be on a date that is no later than the second month-end following the time that all such conditions have been satisfied or waived.

(b) The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland, at the Effective Time:

(i) PBI shall merge with and into HBI;

(ii) The separate existence of PBI shall cease;

(iii) HBI shall be the surviving corporation in the Merger;

(iv) Each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either the Per Share Common Stock Consideration or the Per Share Cash Consideration as provided in Article II of this Agreement; and

(v) All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of PBI shall be taken and deemed to be transferred to and vested in HBI, as the surviving corporation in the Merger, without further act or deed.  At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c)      HBI’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of HBI, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of HBI, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)       HBI’s and HBank’s Boards of Directors and Officers.

(i) Except as set forth below, at the Effective Time, the directors of HBI duly elected and holding office immediately prior to the Effective Time shall be the directors of HBI, as the surviving corporation in the Merger.  Subsequent to the date of this Agreement and in accordance with Section 5.7(c)(ii), HBI shall take such actions as may be necessary to, as of the Effective Time, appoint or elect Thomas P. O’Neill and Gary R. Bozel (each a “PBI Nominee” and collectively the “PBI Nominees”), or, if applicable, one or two, as may be applicable, of the individuals listed on PBI Disclosure Schedule 1.3(d) (each, a “Replacement Nominee”), to the HBI and HBank boards of directors.

(ii) At the Effective Time, the officers of HBI duly elected and holding office immediately prior to the Effective Time shall be the officers of HBI, as the surviving corporation in the Merger.

Section 1.4 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VI, prior to the Effective Time HBI shall be entitled to revise the structure of the Merger described in Section 1.3(b) hereof, provided that: (i) such modification does not cause counsel or the relevant auditors to be unable to render the opinions or letters contemplated by Sections 6.1(g) and 6.2(g); (ii) the consideration to be paid to the PBI Common Stockholders under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) such modification will not delay materially or jeopardize receipt of any required approvals, consents or waivers of Regulatory Authorities or other consents and approvals relating to the consummation of the Contemplated Transactions, including the Merger, or otherwise be reasonably likely to materially impede or delay consummation of the Contemplated Transactions, including the Merger; and (iv) such modification does not adversely affect holders of PBI Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Section 1.5 Additional Actions.

If, at any time after the Effective Time, HBI shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in HBI its right, title or interest in, to or under any of the rights, properties or assets of PBI or PBank, or (ii) otherwise carry out the purposes of this Agreement, PBI, PBank and their officers and directors shall be deemed to have granted to HBI and HBank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in HBI or HBank its right, title or interest in, to or under any of the rights, properties or assets of PBI or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of HBI and HBank are authorized in the name of PBI, PBank or otherwise to take any and all such action.

Section 1.6 The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal law, immediately after the Merger, PBank shall be merged with and into HBank and the separate existence of PBank shall cease (the “Bank Merger”).  HBank shall be the surviving Entity in the Bank Merger and shall continue its existence as a trust company with commercial banking powers under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of HBI, subject to the provisions of this Section 1.6.

ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.1 Aggregate Cash Consideration and Per Share Cash Consideration.

Each PBI Common Stockholder who owns a Cash Election Share (that is not reallocated as a Common Stock Election Share pursuant to Section 2.5(e)(i)(B)) will receive in the Merger cash equal to $5.09 in exchange for each such share (the “Per Share Cash Consideration”). The number of Cash Election Shares plus the number of PBI Objecting Shares shall, in the aggregate, equal 20% of the shares of PBI Common Stock outstanding as of the Effective Time (less any  HBI Owned Shares), subject to adjustment pursuant to Section 2.3 of this Agreement. For purposes of this Agreement, the “Aggregate Cash Consideration” shall be an amount equal to $2,010,600 (subject to adjustment pursuant to Section 2.3 of this Agreement), which assumes that each PBI Objecting Share shall receive the Per Share Cash Consideration.

Section 2.2 Aggregate Common Stock Consideration and Per Share Common Stock Consideration; Merger Consideration; Aggregate Consideration.

Each PBI Common Stockholder who owns a Common Stock Election Share (that is not reallocated as a Cash Election Share pursuant to Section 2.5(e)(ii)(C)) will receive in the Merger that number of shares of HBI Common Stock equal to the Exchange Ratio in exchange for each such share (the “Per Share Common Stock Consideration”). The number of Common Stock Election Shares shall equal 80% of the shares of PBI Common Stock outstanding as of the Effective Time (less any HBI Owned Shares), subject to adjustment pursuant to Section 2.3 of this Agreement.

The “Exchange Ratio” will be equal to $5.09 divided by the Average Price; provided, however, that in no event may the Exchange Ratio be less than 0.3030 or greater than 0.5656. If the Exchange Ratio would otherwise be less than 0.3030 or more than 0.5656, then 0.3030 or 0.5656, respectively, shall be used. See Exhibit D hereto. The Exchange Ratio will be rounded down to the nearest ten-thousandth.

The “Aggregate Common Stock Consideration” is that number of shares of HBI Common Stock equal to the Exchange Ratio multiplied by 80% of the total number of shares of PBI Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment pursuant to Section 2.3 of this Agreement and provided that in no case will the Aggregate Common Stock Consideration be less than 478,702 shares of HBI Common Stock or more than 893,577 shares of HBI Common Stock.

The Per Share Cash Consideration and the Per Share Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Aggregate Cash Consideration together with the Aggregate Common Stock Consideration is sometimes referred to herein as the “Aggregate Consideration.”  The Aggregate Consideration and the Preferred Consideration shall comprise the total consideration to be paid in the Merger.

Section 2.3 HBI Right to Adjust Cash Portion of Aggregate Consideration.

Notwithstanding any other provision contained in this Agreement, at any time during the five Business Days prior to Closing, HBI shall have the right to proportionally adjust the percentages and number of outstanding shares of PBI Common Stock that will be converted into the Per Share Cash Consideration and the percentages and number of outstanding shares of PBI Common Stock that will be converted into the Per Share Common Stock Consideration; provided that the number of Cash Election Shares plus the number of PBI Objecting Shares shall, in the aggregate, equal no more than 50% of the outstanding shares of PBI Common Stock (less any HBI Owned Shares).  Notwithstanding the foregoing, the limitations regarding the Exchange Ratio provided for in Section 2.2 will continue to apply.

Section 2.4 Reserved.

Section 2.5 Conversion; Election; Allocation.

(a)  Conversion Alternatives. Subject to Sections 2.7 and 2.8 concerning fractional shares and Objecting PBI Shares and Section 2.5(e) concerning allocations, each share of PBI Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and shall be converted into the right to receive, at the election of the holder thereof, the Per Share Cash Consideration or the Per Share Common Stock Consideration as follows:

(b)  Election Procedures. An Election Form, together with a letter of transmittal and instructions for use in effecting the surrender of the PBI Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”), and any other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the PBI Certificates shall pass, only upon proper delivery of such PBI Certificates to the Exchange Agent), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Effective Date or on such earlier date as HBI and PBI shall mutually agree (the “Mailing Date”), to each holder of record of PBI Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), pursuant to which PBI Common Stockholders will:

(i) Elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of PBI Common Stock (collectively, the “Common Stock Election Shares”);

(ii) Elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of PBI Common Stock (collectively, the “Cash Election Shares”); or

(iii) Make a Non-Election with respect to their shares of PBI Common Stock.

Nominee record holders who hold PBI Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

HBI and PBI shall direct the Exchange Agent to make the Election Form available to all persons who become holders of PBI Common Stock during the period between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline upon such holders’ request.

(c)  Mixed Election.  Subject to the immediately following sentence, each record holder of shares of PBI Common Stock prior to the Election Deadline shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of PBI Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of PBI Common Stock (a “Mixed Election”).  With respect to each holder of PBI Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.5(e) below, the shares of PBI Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d)  Effective Election.  Any PBI Common Stockholder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by HBI or the Exchange Agent, accompanied by the PBI Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such PBI Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such PBI Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If a PBI Common Stockholder (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, (iii) makes a Non-Election, or (iv) otherwise fails to make an Election pursuant to this Section 2.5, then the shares of PBI Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all PBI Certificates returned, if the Exchange Agent is notified in writing by HBI and PBI that this Agreement has been terminated.

HBI shall cause the PBI Certificate or PBI Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.

Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither HBI, PBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)  Allocation. Subject and after giving effect to Section 2.5(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of PBI Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Cash Consideration Oversubscribed. If the number of Cash Election Shares is more than 20%, as such percentage may be adjusted pursuant to Section 2.3, of the total number of shares of PBI Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), then:

(A)  Each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger; and

(B)  The Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Cash Election Shares (excluding Objecting PBI Shares) into Common Stock Election Shares such that the number of Cash Election Shares is equal to the Stock Conversion Number, and each such reallocated Common Stock Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

(ii) Aggregate Cash Consideration Undersubscribed. If the number of Cash Election Shares is less than the Stock Conversion Number, then:

(A)  Each Cash Election Share (Subject to Section 2.8 with respect to PBI Objecting Shares) shall be converted into the right to receive the Per Share Cash Consideration in the Merger;

(B)  The Exchange Agent shall allocate on a pro rata basis that number of No-Election Shares as Cash Election Shares such that the number of Cash Election Shares is equal to the Stock Conversion Number, and each such reallocated Cash Election Share shall be converted into the Per Share Cash Consideration in the Merger; and

(C)      If all of the No-Election Shares are reallocated into Cash Election Shares under Section 2.5(e)(ii)(B) and the number of Cash Election Shares remains less than the Stock Conversion Number, then the Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Common Stock Election Shares into Cash Election Shares such that the number of Cash Election Shares is equal to the Stock Conversion Number, and each such reallocated Cash Election Share shall each be converted into the right to receive the Per Share Cash Consideration in the Merger.

(f)       Cancellation of Certain Common Stock.  Notwithstanding any other provision of this Section 2.5, at the Effective Time, each share of PBI Common Stock that is owned, directly or indirectly, by HBI or any HBI Subsidiary (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) (“HBI Owned Shares”) shall cease to exist and certificates representing such shares shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

(g)      Repurchase of PBI Preferred Stock. In connection with the Merger, HBI intends to retire each share of PBI Preferred Stock by either purchasing such shares prior to Closing or by converting such shares into the right to receive one share of HBI Preferred Stock with rights, powers and preferences that are not materially less favorable than the rights, powers and preferences of the PBI Preferred Stock and, subsequent to the Closing and with regulatory approval, repurchasing such shares (each, a “Repurchase”). Each share of Series A Perpetual Preferred Stock and Series B Perpetual Preferred Stock issued and outstanding immediately prior to the Effective Time (unless previously Repurchased by HBI) shall thereupon be converted automatically into and shall thereafter represent the right to receive one share (the “Preferred Consideration”) of HBI Preferred Stock to be designated, prior to the Closing Date, as Series A Fixed Rate Cumulative Perpetual Preferred Stock, stated liquidation amount $1,000 per share (the “HBI Series A Preferred Stock”) and Series B Fixed Rate Cumulative Perpetual Preferred Stock, stated liquidation amount $1,000 per share (the “HBI Series B Preferred Stock”), respectively, and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the corresponding shares of the PBI Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the corresponding shares of the PBI Preferred Stock immediately prior to such conversion, taken as a whole.

Section 2.6 HBI Common Stock.

Each share of HBI Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.7 Fractional Shares.

Notwithstanding anything to the contrary contained herein, no fractional shares of HBI Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger, no dividend or distribution with respect to HBI Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of HBI.  In lieu of the issuance of any such fractional share, HBI shall pay to each former holder of PBI Common Stock who otherwise would be entitled to receive a fractional share of HBI Common Stock an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Average Price.  For purposes of determining any fractional share interest, all shares of PBI Common Stock owned by a PBI Common Stockholder shall be combined so as to calculate the maximum number of whole shares of HBI Common Stock issuable to such PBI Common Stockholder.

Section 2.8 Objecting PBI Common Stockholders.

(a)  The Objecting PBI Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b)  If any holder of Objecting PBI Shares shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting PBI Shares held by such holder shall, subject to Section 2.5(e) of this Agreement, be converted into a right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the Election Form and the applicable provisions of this Agreement. If any such holder of PBI Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting PBI Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)  All payments in respect of Objecting PBI Shares, if any, will be made by HBI.

Section 2.9 Exchange Fund; Exchange of PBI Certificates.

(a)  Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, HBI shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of PBI Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Aggregate Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 2.7 (such cash and certificates for shares of HBI Common Stock being hereinafter referred to as the “Exchange Fund”).

(b)  As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that PBI has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a PBI Certificate who has not previously surrendered such PBI Certificate with a letter of transmittal, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PBI Certificate shall pass, only upon delivery of the PBI Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the PBI Certificates in exchange for the Merger Consideration as provided for in this Agreement.  Each PBI Common Stockholder, upon proper surrender of PBI Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HBI Common Stock to which such PBI Common Stockholder shall have become entitled pursuant to the provisions of Section 2.5, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each PBI Certificate so surrendered shall be cancelled.  Until so surrendered, each PBI Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any PBI Common Stockholder is unable to locate any PBI Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and HBI.

(c)  The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the later of receipt by the Exchange Agent of the applicable PBI Certificate(s) and duly executed Letters of Transmittal and the Closing.

(d)       No dividends or other distributions declared with respect to HBI Common Stock shall be paid to the holder of any unsurrendered PBI Certificate until the holder thereof shall surrender such PBI Certificate(s) in accordance with Section 2.5(b) and this Section 2.9. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a PBI Certificate in accordance with Section 2.5(b) and this Section 2.9, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of HBI Common Stock represented by such PBI Certificate.

(e)       If the Person surrendering a PBI Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, or if any certificate representing shares of HBI Common Stock is to be issued in a name other than that in which a PBI Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment of the Merger Consideration that: (i) such PBI Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such PBI Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the PBI Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f)       Form and after the Effective Time, there shall be no transfers on the stock transfer books of PBI of the shares of PBI Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, PBI Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(g)  The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of PBI Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PBI Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(h)  Any portion of the Exchange Fund that remains unclaimed by the PBI Common Stockholders for six months after the Effective Time shall be paid to HBI. Any PBI Common Stockholders who have not theretofore complied with this Section 2.9 shall thereafter look only to HBI for payment of the Merger Consideration deliverable in respect of each share of PBI Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, PBI, HBI, the Exchange Agent or any other person shall not be liable to any former holder of PBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.10 Anti-Dilution Provisions.

In the event HBI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of HBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding HBI Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the PBI Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the HBI Common Stock if (i) HBI issues additional shares of HBI Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) HBI issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.11 Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the HBI Companies from acquiring or assuming, or to limit in any way the right of any of the HBI Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than PBI or PBank, whether for cash or by issuance or exchange of HBI Common Stock or any securities convertible into shares of HBI Common Stock, unless such transaction would result in a Material Adverse Effect on HBI;

(b) Preclude HBI from issuing, or to limit in any way the right of HBI to issue, HBI Common Stock or other securities in a transaction(s) other than the Contemplated Transactions;

(c) Preclude HBI from granting employee, director, or compensatory options at any time with respect to HBI Common Stock or other securities in the ordinary course of business;

(d) Preclude option holders or plan participants of HBI from exercising options at any time with respect to HBI Common Stock or other securities; or

(e) Preclude any of the HBI Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement;

provided, however, that no action taken by HBI pursuant to this Section 2.11 may impair the ability of HBI to perform its obligations under this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PBI

PBI represents and warrants to HBI that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III); provided, however, that no representation or warranty of PBI contained in this Article III shall be deemed untrue or incorrect, and PBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.32 and 3.38, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

Section 3.1 Organization.

(a)      PBI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.  PBI is a bank holding company duly registered under the BHC Act.  PBI has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  PBI is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on PBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.  PBI engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)  PBank is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland.  PBank has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  PBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on PBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)      The deposits of PBank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  PBI Disclosure Schedule 3.1(d) contains a complete and accurate list of all PBI Subsidiaries.  Each PBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each PBI Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on PBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the PBI Subsidiaries listed on PBI Disclosure Schedule 3.1(d), PBI does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e)  The respective minute books of PBI and each PBI Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of PBI or any PBI Subsidiary.

(f)       Prior to the date of this Agreement, PBI has delivered to HBI true and correct copies of the articles of incorporation and bylaws of PBI, and the charter documents and bylaws, operating agreement and/or other governing instrument of each PBI Subsidiary and each as in effect on the date hereof (collectively, the “PBI Governing Documents”).

(g)  PBI Disclosure Schedule 3.1(g) contains a complete and accurate list of all PBI Subsidiaries that are no longer operational or provide any business function for or on behalf of PBI or PBank (the “Non-Operational Subsidiaries”).

Section 3.2 Capitalization.

(a)  The authorized capital stock of PBI consists of: (i) 4,000,000 shares of common stock, $0.01 par value per share (“PBI Common Stock”), of which, as of the date of this Agreement, 1,974,843 shares are duly authorized, validly issued and outstanding; (ii) 1,000,000 shares of Series A Perpetual Preferred Stock, of which, as of the date of this Agreement, 6,000 shares are duly authorized, validly issued and outstanding; and (iii) 1,000,000 shares of Series B Perpetual Preferred Stock, of which, as of the date of this Agreement, 300 shares are duly authorized, validly issued and outstanding (the Series A Perpetual Preferred Stock and Series B Perpetual Preferred Stock shall be referred to collectively as the “PBI Preferred Stock”). Except as provided in PBI Disclosure Schedule 3.2(a), as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of PBI or any PBI Subsidiary having the right to vote on any matters on which stockholders of PBI may vote, nor are any trust preferred or subordinated debt securities of PBI or any PBI Company issued or outstanding.  All of the issued and outstanding shares of PBI Common Stock and PBI Preferred Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in PBI’s articles of incorporation, and were not issued in violation of the preemptive rights of any person or in violation of any applicable Laws. Except as set forth in PBI Disclosure Schedule 3.2(a), PBI has not issued nor is PBI or any PBI Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of PBI Common Stock, PBI Preferred Stock, or any other security of PBI or any securities representing the right to vote, purchase or otherwise receive any shares of PBI Common Stock, PBI Preferred Stock, or any other security of PBI. Accordingly, immediately prior to the Effective Time, there will be no more than 1,974,843 shares of PBI Common Stock issued and outstanding on a fully diluted basis, and there will be 6,300 shares of PBI Preferred Stock issued and outstanding.

(b)  PBI owns, directly or indirectly, all of the capital stock or other equity ownership interests of the PBI Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in PBI Disclosure Schedule 3.2(b), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)  Except as set forth on PBI Disclosure Schedule 3.2(c), to the Knowledge of PBI no person or group is the beneficial owner of five percent or more of the outstanding shares of PBI Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(d)      Except as set forth on PBI Disclosure Schedule 3.2(d), PBI and the PBI Subsidiaries are current on all distributions payable on the shares of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, and (iii) PBI’s trust preferred securities.

Section 3.3 Authority; No Violation.

(a)  PBI has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in PBI Disclosure Schedule 3.4 and approval of the Agreement and the Merger by the holders of PBI Common Stock as required by PBI’s articles of incorporation and bylaws and the MGCL.  The execution and delivery of this Agreement by PBI and the consummation by PBI of the Contemplated Transactions, including the Merger, have been duly and validly authorized by the board of directors of PBI and, except for approval by the holders of PBI Common Stock as required by PBI’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of PBI are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by PBI and, assuming the due authorization, execution and delivery of this Agreement by HBI, constitutes the valid and binding obligation of PBI, enforceable against PBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  The execution and delivery of this Agreement by PBI, the consummation of the Contemplated Transactions, and the compliance by PBI with any of the terms or provisions hereof, subject to the receipt of all consents described in PBI Disclosure Schedule 3.4, the approval of the Agreement and the Merger by the holders of PBI Common Stock as required by PBI’s articles of incorporation and bylaws and the MGCL, PBI’s and HBI’s compliance with any conditions contained in this Agreement, and compliance by PBI or any PBI Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the PBI Governing Documents;

(ii) Violate any Law applicable to PBI or any PBI Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in PBI Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in PBI Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of PBI or any PBI Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which PBI or any PBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on PBI.

(c) PBank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in PBI Disclosure Schedule 3.4. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of PBank and, other than the approval of the Bank Merger Agreement by PBI as the sole stockholder of PBank as required by Law, no further corporate proceedings of PBank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. PBI, as the sole stockholder of PBank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by PBank on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by PBank, will be a legal, valid and binding agreement of PBank enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by PBank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by PBank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of PBank, enforceable against PBank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

(d)  The approval of the Agreement and the Merger by the holders of PBI Common Stock is the only vote of holders of any class of PBI capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of two-thirds of the issued and outstanding shares of PBI Common Stock is required to approve the Agreement and the Merger under the MGCL and PBI’s articles of incorporation and bylaws.

(e)  The board of directors of PBI, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that the Contemplated Transactions, including the Merger, are advisable, and (ii) directed that the Agreement and the Merger be submitted for consideration at the PBI Common Stockholders’ Meeting.

Section 3.4 Consents; Regulatory Approvals.

Except as described in PBI Disclosure Schedule 3.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by PBI or the consummation of the Contemplated Transactions by PBI, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on PBI.  To the Knowledge of PBI, none of the PBI Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of PBI, no fact or circumstance exists, including any possible other transaction pending or under consideration by PBI or any PBI Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5 Financial Statements.

(a)  PBI has previously delivered the PBI Financials to HBI, except those pertaining to annual periods commencing after June 30, 2014 and monthly periods commencing after January 31, 2015, which it will deliver by each respective delivery date as required by this Agreement. The delivered PBI Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of PBI as of and for the periods ended on the dates thereof. The delivered PBI Financials, other than unaudited consolidated financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)  PBI did not, as of the date of the PBI Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the PBI Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on PBI and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 3.6 No Material Adverse Effect.

The PBI Companies have not suffered any material adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2014, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the PBI Companies taken as a whole.

Section 3.7 Taxes.

(a)       Except as disclosed in PBI Disclosure Schedule 3.7(a), all PBI Returns required to be filed by or on behalf of the PBI Companies have been duly filed on a timely basis and to the Knowledge of PBI such PBI Returns are true, complete and correct in all material respects, or requests for extensions to file the PBI Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on PBI. All PBI Taxes shown to be due and payable on the PBI Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the PBI Financials for the payment of such PBI Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the PBI Companies. Each of the PBI Companies has withheld and paid over all PBI Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.  There are no Liens on any of the assets of the PBI Companies with respect to PBI Taxes, other than Liens for PBI Taxes not yet due and payable.

(b)       Except as disclosed on PBI Disclosure Schedule 3.7(b), no deficiencies for PBI Taxes have been claimed, proposed or assessed, with notice to any of the PBI Companies, by any taxing or other governmental authority against the PBI Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the PBI Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on PBI. There are no pending audits relating to any PBI Tax liability of which any of the PBI Companies has received written notice. Except as disclosed on PBI Disclosure Schedule 3.7(b), none of the PBI Companies is a party to any action or proceeding for assessment or collection of PBI Taxes, nor have such events been asserted or, to the Knowledge of PBI, threatened against any of the PBI Companies or any of their assets.  No waiver or extension of any statute of limitations relating to PBI Taxes is in effect with respect to the PBI Companies.  No power of attorney has been executed by any of the PBI Companies with respect to any PBI Tax matter that is currently in force.

(c)  The PBI Companies have disclosed on the federal income tax PBI Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the PBI Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the PBI Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  Except as disclosed on PBI Disclosure Schedule 3.7(c), none of the PBI Companies is a party to any PBI tax sharing agreement or has any continuing obligations under any prior PBI tax sharing agreement.  To the Knowledge of PBI, none of the PBI Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was PBI.

(d)  None of the PBI Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e)  As used in this Agreement, the term “PBI Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the PBI Companies is required to pay, withhold or collect.  As used in this Agreement, the term “PBI Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any PBI Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f)  True and complete copies of the federal income tax returns and any amendments thereto of the PBI Companies as filed with the IRS for the years ended June 30, 2009 through 2013 have been furnished to HBI, and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the PBI Companies for the years ended on or after June 30, 2014 will be furnished to HBI within five business days of filing.

(g)  True and complete copies of the state income tax returns of the PBI Companies as filed with the State of Maryland for the years ended June 30, 2012 and 2013 have been furnished to HBI, and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the PBI Companies for the years ended on or after June 30, 2014 will be furnished to HBI within five business days of filing.

Section 3.8 Contracts; Certain Changes.

(a)       Except as described in PBI Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither PBI nor any PBI Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with or for any officer, director, employee, independent contractor, agent, or other person;

(ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii) Except as provided in the articles of incorporation or bylaws of PBI and the similar organizational documents of any PBI Subsidiary, any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of PBI and, to the Knowledge of PBI, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of PBI or the similar organizational documents of any PBI Subsidiary, under any applicable law or regulation or under any indemnification agreement;

(iv) Any collective bargaining agreement with any labor union relating to employees of PBI or any PBI Subsidiary;

(v) Any agreement that by its terms limits the payment of dividends by PBI or any PBI Subsidiary;

(vi) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PBI or any PBI Subsidiary is an obligor to any person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of PBank, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vii) Any contract, other than this Agreement, that restricts or prohibits PBI or any PBI Subsidiary from engaging in any type of business permissible under applicable Law;

(viii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix) Any contract involving Intellectual Property (other than contracts entered into in the ordinary course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x) Except in the ordinary course of business, any lease for real property;

(xi) Any contract or arrangement with any broker-dealer or investment adviser;

(xii) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xiii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

(xiv) Any contract in which PBI or any PBI Subsidiary has liability or would incur a contract termination fee of over $50,000.

(b)  True and correct copies of the contracts, plans, arrangements and instruments listed in PBI Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a) have been made available to HBI on or before the date hereof  and are in full force and effect on the date hereof.  Neither PBI, any PBI Subsidiary nor, to the Knowledge of PBI, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(c)       Since June 30, 2014, through and including the date of this Agreement, neither PBI nor any PBI Subsidiary has (i) made any material change in the credit policies or procedures of PBI or any PBI Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice, (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of PBI or any PBI Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

Section 3.9 Ownership of Personal Property; Insurance Coverage.

(a)       Each of the PBI Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PBI Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in PBI Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith;

(iii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iv) Liens for current taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi) Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on PBI or any PBI Subsidiary;

(vii) With respect to personal property reflected in the balance sheets contained in the PBI Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii) Those items that are reflected as liabilities in the PBI Financials; and

(ix) Items of personal property that are held in any fiduciary or agency capacity.

(b)  With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the PBI Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c)  With respect to all agreements pursuant to which PBI or any PBI Subsidiary has purchased securities subject to an agreement to resell, if any, PBI or such PBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d)  PBI and each PBI Subsidiary currently maintain insurance in amounts considered by PBI to be reasonable for their respective operations, and, to the Knowledge of PBI, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither PBI nor any PBI Subsidiary has received notice from any insurance carrier that:

(i)  The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  Premium costs with respect to such insurance will be substantially increased, except as set forth in PBI Disclosure Schedule 3.9 (d).

There are presently no material claims pending under such policies of insurance and no notices have been given by PBI or any PBI Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years PBI and each PBI Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. PBI Disclosure Schedule 3.9(d) identifies all policies of insurance maintained by PBI and each PBI Subsidiary as well as the other matters required to be disclosed under this Section 3.9(d).

(e)  PBI and each PBI Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 3.10 Litigation and Other Proceedings.

There are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of PBI, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the PBI Companies or any of their properties.  To the Knowledge of PBI, no pending or threatened litigation or proceeding described in PBI Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect on the PBI Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the PBI Companies to perform their obligations under this Agreement.  None of the PBI Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 3.11 Compliance with Applicable Law.

Except as disclosed on PBI Disclosure Schedule 3.11:

(a)      Each of the PBI Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PBI;

(b)  Each of the PBI Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of PBI, threatened, and to the Knowledge of PBI no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the PBI Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PBI;

(c)  Each of the PBI Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the PBI reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the PBI reports filed with the SEC; none of the PBI Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d)  No Regulatory Authority has initiated any proceeding or, to the Knowledge of PBI, investigation into the business or operations of the PBI Companies;

(e)  Neither PBI nor any PBI Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that PBI or any PBI Subsidiary is not in substantial compliance with any Law which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to PBI or any PBI Subsidiary;

(iii) Requiring or threatening to require PBI or any PBI Subsidiary, or indicating that PBI or any PBI Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PBI or any PBI Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PBI or any PBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to PBI or PBank, herein referred to as a “PBI Regulatory Agreement”);

(f)  Neither PBI nor any PBI Subsidiary has received, consented to, or entered into any PBI Regulatory Agreement;

(g)  There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any PBI Regulatory Agreement, except to the extent permitted by such PBI Regulatory Agreement;

(h)  There is no injunction, order, judgment or decree imposed upon PBI or any PBI Subsidiary or the assets of PBI or any PBI Subsidiary;

(i) Since July 1, 2011, (x) neither PBI nor any PBI Subsidiary nor, to the Knowledge of PBI, any director, officer, employee, auditor, accountant or representative of PBI or any PBI Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PBI or any PBI Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PBI or any PBI Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing PBI or any PBI Subsidiary, whether or not employed by PBI or any PBI Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PBI or any of its officers, directors, employees or agents to the board of directors of PBI or any committee thereof or to any director or officer of PBI.

Section 3.12 Labor Matters.

There are no labor or collective bargaining agreements to which PBI or any PBI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of PBI, threatened against PBI or any PBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of PBI, threatened against PBI or any PBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of PBI, threatened against PBI or any PBI Subsidiary (other than routine employee grievances that are not related to union employees). PBI and each PBI Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. PBI and each PBI Subsidiary represents that it has not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of PBI, threatened claims or suits against PBI or any PBI Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 3.13 ERISA.

(a)  PBI has identified in PBI Disclosure Schedule 3.13(a) the PBI Benefit Plans and made available a copy of all available written documents including:

(i) The most recent actuarial reports (if any) and financial reports PBI has received relating to those PBI Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(ii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such PBI Benefit Plans that have been  filed with the United States Department of Labor;

(iii) The most recent favorable determination letters issued by the IRS which pertain to any such PBI Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the PBI Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b)  PBI and any PBI ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date.  Except as disclosed in PBI Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by PBI or any PBI ERISA Affiliate, has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of PBI, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on PBI Disclosure Schedule 3.13(b), no PBI Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of PBI, no condition exists which will present a material risk to HBI of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such PBI Benefit Plan. No PBI Benefit Plan provides, and neither PBI nor any PBI ERISA Affiliate has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with PBI or a PBI ERISA Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c)  Neither PBI nor any PBI ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)      Each PBI Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the PBI Benefit Plan, and each PBI Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable law and in accordance with its terms. Each PBI pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of PBI, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each PBI pension plan is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC.  Each PBI pension plan has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of PBI there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or, to the Knowledge of PBI, are threatened with respect to any PBI Benefit Plan and, to the Knowledge of PBI, there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any PBI Benefit Plan. To the Knowledge of PBI, and without limiting the foregoing, the following are true:

(i) Each PBI Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each PBI Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each PBI Benefit Plan, PBI is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) No PBI Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No PBI Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no PBI Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No PBI welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All PBI welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each PBI Benefit Plan, PBI or any PBI ERISA Affiliate has the authority to amend or terminate the PBI Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the PBI Benefit Plan.

(e)      There is no existing, or, to the Knowledge of PBI, contemplated, audit of any PBI Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority. In addition, to the Knowledge of PBI, there are no pending or threatened material claims by, on behalf of or with respect to any PBI Benefit Plan, or by or on behalf of any individual participant or beneficiary of any PBI Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of PBI, is there any basis likely to enable such claim to prevail.

(f)  Except as disclosed on PBI Disclosure Schedule 3.13(f), no payment contemplated or required by or under any PBI Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g)  Neither PBI nor any PBI Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any PBI Benefit Plan).

Section 3.14 Brokers and Finders.

Neither PBI, any PBI Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Keefe, Bruyette & Woods, Inc., whose engagement letter with PBI has been provided to HBI.

Section 3.15 Real Property and Leases.

(a)  PBI Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the PBI Companies, including but not limited to all REO (the “PBI Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on PBI Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to HBI to the extent PBI possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b)      No lease with respect to any PBI Real Property and no deed with respect to any PBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such PBI Real Property. Each lease with respect to any PBI Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the PBI Companies or, to the Knowledge of PBI, the other party under any lease with respect to any PBI Real Property, and, to the Knowledge of PBI, there are no allegations or assertions of such defaults by any party under any lease with respect to any PBI Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any PBI Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the PBI Companies.

(c)  To the Knowledge of PBI, none of the buildings and structures located on any PBI Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use laws and regulations or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any PBI Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect on the PBI Companies. No condemnation proceeding is pending or, to the Knowledge of PBI, threatened, that would preclude or materially impair the use of any PBI Real Property in the manner in which it is currently being used.

(d)  The PBI Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of PBI based on title insurance owned by it, good and marketable title to, all PBI Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the PBI Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the PBI Financials. All PBI Real Property used in the business of the PBI Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of PBI, is free from defects that could materially interfere with the current or future use of such facilities, provided such future use is substantially similar to its current use.

(e)  Except as listed on PBI Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the PBI Real Property.

Section 3.16 Environmental Laws.

To the Knowledge of PBI, each of the PBI Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the PBI Companies. None of the PBI Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of PBI, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any PBI Real Property during the term of the ownership, lease or operation thereof by any of the PBI Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any PBI Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the PBI Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the PBI Companies holds or has held a security interest. To the Knowledge of PBI, no asbestos or, with respect to PBI Real Property built after 1978, lead is now or has been contained in any PBI Real Property that is owned by any of the PBI Companies. No PBI Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the PBI Companies or, to the Knowledge of PBI, prior to such time. PBI has furnished HBI true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each PBI Real Property and any real property in which any of the PBI Companies holds or held a security interest.

Section 3.17 Intellectual Property.

PBI Disclosure Schedule 3.17 sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship owned by or licensed to any of the PBI Companies for use in its business, and all licenses or other agreements relating thereto and all agreements relating to third party intellectual property that any PBI Company is licensed or authorized to use in its business, including without limitation any software licenses other than “shrink wrap” or force placed software licenses (collectively, the “Intellectual Property”). The PBI Companies own or possess valid, binding and assignable licenses and other rights to use without payment all Intellectual Property that is used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Intellectual Property that any of the PBI Companies is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. None of the PBI Companies is, to the Knowledge of PBI, infringing, diluting, misappropriating or violating the intellectual property of any other person, and none of the PBI Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. The PBI Companies have not sent any communications alleging that any person has infringed, diluted, misappropriated or violated any Intellectual Property and, to the Knowledge of PBI, no person is infringing, diluting, misappropriating or violating any of the Intellectual Property. Since June 30, 2012, the PBI Companies have taken all commercially reasonable actions to protect and maintain all (a) material Intellectual Property and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements.  To the Knowledge of PBI, the computers, computer software, other information technology equipment, and all associated documents (the “IT Assets”) owned by the PBI Companies operate and perform in all material respects in accordance with their documentation and functional specifications as required by PBI in connection with its business and have not materially malfunctioned or failed to meet PBI’s requirements within the past two  years and such material malfunction or failure has not been remediated. To the Knowledge of PBI, no person has gained material unauthorized access to computers, computer software, other information technology equipment and all associated documents (the “IT Assets”) owned or leased by the PBI Companies. Each of the PBI Companies has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices for institutions of comparable size and complexity.

Section 3.18 Information to be Supplied.

(a)  The information supplied by PBI for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of PBI and HBI, and up to and including the date of the PBI Common Stockholders’ Meeting and the HBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)  The information supplied by PBI for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.19 Related Party Transactions.

(a)  Except as set forth on PBI Disclosure Schedule 3.19 or as disclosed in the PBI Financials, neither PBI nor any PBI Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of PBI or any PBI Subsidiary, and all such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of PBI or any PBI Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b)      Except as set forth in PBI Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by PBI or any PBI Subsidiary to any Affiliate of PBI or any PBI Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default, except for rate modifications pursuant to PBI’s loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of PBI, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20 Loans.

(a)       All Credit Extensions reflected as assets in the PBI Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PBI’s or the appropriate PBI Subsidiary’s respective business, and are being transferred to HBI and/or HBank with good and marketable title, free and clear of any and all Liens and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, except for loans pledged as collateral to the FHLB or the Federal Reserve Bank of Richmond, to the Knowledge of PBI, as set forth on PBI Disclosure Schedule 3.20(a), are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. All Credit Extensions reflected as assets in the PBI Financials were made in accordance in all material respects with sound banking practices, and, to the Knowledge of PBI, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)       To the Knowledge of PBI, neither the terms of any Credit Extension, any of the documentation for any Credit Extension, the manner in which any Credit Extensions have been administered and serviced, nor the practices of PBI or any PBI Subsidiary of approving or rejecting applications for a Credit Extension, violate in any material respect any federal state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(c)       None of the agreements pursuant to which PBI or any PBI Subsidiary has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension.

(d)       PBI Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by PBI or PBank to any directors, executive officers and principal stockholders (as such terms are defined in the Federal Reserve Board’s Regulation O) of PBI or any PBI Subsidiary. There are no employee, officer, director or other insider Credit Extensions on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable laws. To the Knowledge of PBI, no shares of PBI Common Stock were purchased with the proceeds of a loan made by PBI or any PBI Subsidiary. PBI Disclosure Schedule 3.20(d) sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since June 30, 2014.

Section 3.21 Allowance for Loan Losses.

The allowance for loan losses reflected in PBI’s and PBank’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the PBI Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in PBI’s and PBank’s reports to each Regulatory Authority and the allowance for loan losses shown in the PBI Financials, in the opinion of management, was or will be adequate as of the dates thereof. PBI has disclosed to HBI on PBI Disclosure Schedule 3.21 all Credit Extensions (including participations) and interest-bearing assets of PBI or any PBI Subsidiary (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified PBI or any PBI Subsidiary during the past 12 months of, or has asserted against PBI or any PBI Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of PBI, each borrower, customer or other party that has given PBI or any PBI Subsidiary any oral notification of, or orally asserted to or against PBI or any PBI Subsidiary, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, and (f) that are classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and PBI shall update PBI Disclosure Schedule 3.21 promptly to HBI after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of PBank’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

Section 3.22 Community Reinvestment Act.

PBank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder. PBI has supplied HBI with a copy of PBank’s current CRA Statement, all letters and written comments received by PBank since December 31, 2011 pertaining thereto and any responses by PBank to such comments. PBank has a rating of “satisfactory” as of its most recent CRA compliance examination and PBI and PBank have received no communication from any Regulatory Authority that would lead PBI to believe that PBank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of PBank under the CRA.

Section 3.23 Anti-Money Laundering, OFAC and Customer Information Security.

PBI does not have knowledge of any facts or circumstances that would cause PBank or any other PBI Subsidiary: (a) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by PBI, PBank or other PBI Subsidiary; or (b) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by PBI or PBank. To the Knowledge of PBI, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either PBI or any PBI Subsidiary to undertake any remedial action. The board of directors of PBank (or where appropriate of PBI or any other PBI Subsidiary) has adopted, and PBank (or PBI and such other PBI Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective. PBank (or PBI or such other PBI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 3.24 Securities Activities of Employees.

To the Knowledge of PBI, the officers, employees and agents of the PBI Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents of the PBI Companies, including Laws relating to licenses and permits.

Section 3.25 Books and Records.

(a) The minute books and stock ledgers of the PBI Companies that have been made available to HBI, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the PBI Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the PBI Companies that have been requested by HBI have been made available to HBI, its representatives or its Affiliates, and are located at the offices of the PBI Companies at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

(b)      Each of the PBI Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the PBI Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of such internal accounting controls that are reasonably likely to adversely affect in any material respect PBI’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in PBI’s internal accounting controls.

Section 3.26 Investment Securities.

PBI and each PBI Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the PBI Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and, except as otherwise provided for by this Agreement, none of the investment securities acquired by the PBI Companies since September 30, 2014, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the PBI Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by a PBI Company, such PBI Company was permitted by applicable Law to acquire such investment securities.

Section 3.27 Reorganization.

As of the date hereof, PBI does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the PBI Companies will take any action that, cause any action to be taken that, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of, causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the PBI Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 3.28 Fairness Opinion.

PBI’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the stockholders of PBI pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of PBI. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29 Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of PBI’s stockholders held in 2012, 2013 and 2014, if any, along with any other form of correspondence between PBI and its stockholders during those years and to date in 2015, including any annual or quarterly reports provided to stockholders, either have been filed with the SEC and are publicly available to HBI via EDGAR or have been made available to HBI.

Section 3.30 Absence of Certain Changes.

Except as disclosed in PBI Disclosure Schedule 3.30 and provided for or contemplated in this Agreement, since June 30, 2014 there has not been:

(a)  Any material transaction by PBI or any PBI Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b)  Any acquisition or disposition by PBI or any PBI Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the ordinary course of business;

(c)  Any Lien on any of the respective properties or assets of PBI or any PBI Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d)      Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of PBI or any PBI Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);

(e)  Any incurring of, assumption of, or taking of, by PBI or any PBI Subsidiary, any property subject to, any liability in excess of $50,000, except for liabilities incurred or assumed or property taken subsequent June 30, 2014 in the ordinary course of business and in conformity with past practices;

(f)  Any material alteration in the manner of keeping the books, accounts, or records of PBI or any PBI Subsidiary, or in the accounting policies or practices therein reflected;

(g)  Any elimination of employee benefits;

(h)  Any deferred routine maintenance of real property or leased premises;

(i)  Any elimination of a reserve where the liability related to such reserve has remained;

(j)  Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k)  Any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.31 Absence of Undisclosed Liabilities.

Neither PBI nor any PBI Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (a) except as disclosed in the PBI Financials delivered to HBI prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Since June 30, 2014, neither PBI nor any PBI Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 3.32 No Option Plans or Convertible Securities.

The PBI Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any person to receive Rights from any of the PBI Companies, and (b) no Rights with respect to any equity plan of the PBI Companies are outstanding.

Section 3.33 Deposits.

None of the deposits of PBI is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.34 Risk Management Instruments.

Since July 1, 2011, neither PBI nor any PBI Subsidiary has entered into any material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PBI’s own account, or for the account of one or more of PBI’s Subsidiaries or their customers.

Section 3.35 Fiduciary Accounts.

Neither PBI nor any PBI Subsidiary has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.36 Credit Card Accounts and Merchant Processing

Neither PBI nor any PBI Subsidiary originates, maintains or administers credit card accounts. Neither PBI nor any PBI Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

Section 3.37 Anti-takeover Laws.

PBI and the PBI Subsidiaries have taken all actions required to exempt HBI, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.38 Disclosure.

The schedules delivered by PBI pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF HBI

HBI represents and warrants to PBI that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV); provided, however, that no representation or warranty of HBI contained in this Article IV shall be deemed untrue or incorrect, and HBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.17, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

Section 4.1 Organization.

(a)  HBI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. HBI is a bank holding company duly registered under the BHC Act.  HBI has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  HBI is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on HBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.  HBI engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)  HBank is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland. HBank has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. HBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on HBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of HBank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)      HBI Disclosure Schedule 4.1(d) contains a complete and accurate list of all HBI Subsidiaries. Each HBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each HBI Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on HBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the HBI Subsidiaries listed on HBI Disclosure Schedule 4.1(d), HBI does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e)  The respective minute books of HBI and each HBI Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of HBI or any HBI Subsidiary.

(f)  Prior to the date of this Agreement, HBI has delivered to PBI true and correct copies of the articles of incorporation and bylaws of HBI, and the charter documents and bylaws, operating agreement and/or other governing instrument of each HBI Subsidiary and each as in effect on the date hereof (collectively, the “HBI Governing Documents”).

Section 4.2 Capitalization.

(a)  Except as set forth in HBI Disclosure Schedule 4.2(a), the authorized capital stock of HBI consists of (i) 10,000,000 shares of Common Stock, par value $0.01 per share (“HBI Common Stock”), of which 4,145,547 shares are duly authorized, validly issued and outstanding, and (ii) 5,000,000 shares of HBI Preferred Stock, of which 12,562 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series AA, having a liquidation preference of $1,000 per share, are duly authorized, validly issued and outstanding, in each case on the date hereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of HBI or any HBI Subsidiary having the right to vote on any matters on which stockholders of HBI may vote. All of the issued and outstanding shares of HBI Common Stock and HBI Preferred Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in HBI’s articles of incorporation (provided that certain holders of HBI Common Stock have preemptive rights granted by contract), and were not issued in violation of the preemptive rights of any person or in violation of any applicable Laws. Except pursuant to this Agreement, the investment agreements entered into in connection with the Private Placement, or as set forth in HBI Disclosure Schedule 4.2(a), HBI has not issued nor is HBI or any HBI Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of HBI Common Stock, HBI Preferred Stock, or any other security of HBI or any securities representing the right to vote, purchase or otherwise receive any shares of HBI Common Stock, HBI Preferred Stock, or any other security of HBI.  The shares of HBI Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b)  HBI owns, directly or indirectly, all of the capital stock or other equity ownership interests of the HBI Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in HBI Disclosure Schedule 4.2(b), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3 Authority; No Violation.

(a)      HBI has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in HBI Disclosure Schedule 4.4 and approval by the holders of HBI Common Stock of the issuance by HBI of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement as required by the rules of the NASDAQ Stock Market LLC. The execution and delivery of this Agreement by HBI and the consummation by HBI of the Contemplated Transactions, including the Merger, and the Private Placement have been duly and validly authorized by the board of directors of HBI and, except for approval by the holders of HBI Common Stock of HBI’s issuance of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement as required by the rules of the NASDAQ Stock Market LLC, no other corporate proceedings on the part of HBI are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by HBI and, assuming the due authorization, execution and delivery of this Agreement by PBI, constitutes the valid and binding obligation of HBI, enforceable against HBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  The execution and delivery of this Agreement by HBI, the consummation of the Contemplated Transactions and the compliance by HBI with any of the terms or provisions hereof, subject to the receipt of all consents described in HBI Disclosure Schedule 4.4, the approval by the holders of HBI Common Stock of HBI’s issuance of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement as required by the rules of the NASDAQ Stock Market LLC, HBI’s and PBI’s compliance with any conditions contained herein, and compliance by HBI or any HBI Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the HBI Governing Documents;

(ii) Violate any Law applicable to HBI or any HBI Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in HBI Disclosure Schedule 4.3(b) or pursuant to which consent or notification is required as set forth in HBI Disclosure Schedule 4.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of HBI or any HBI Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which HBI or any HBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on HBI.

(c)  HBank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in HBI Disclosure Schedule 4.4.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of HBank and, other than the approval of the Bank Merger Agreement by HBI as the sole stockholder of HBank as required by Law, no further corporate proceedings of HBank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. HBI, as the sole stockholder of HBank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by HBank on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by HBank, will be a legal, valid and binding agreement of HBank enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by HBank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by HBank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of HBank, enforceable against HBank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

(d)  The approval by holders of HBI Common Stock of HBI’s issuance of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement are the only votes of holders of any class of HBI capital stock necessary in connection with HBI’s adoption and approval of this Agreement and the Contemplated Transactions. The affirmative vote of a majority of the votes cast at a meeting of the holders of HBI Common Stock is required to approve HBI’s issuance of the shares of HBI Common Stock to be issued in the Private Placement and the Aggregate Common Stock Consideration in the Merger.

Section 4.4 Consents; Regulatory Approvals.

Except as described in HBI Disclosure Schedule 4.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by HBI or the consummation of the Contemplated Transactions by HBI, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on HBI. To the Knowledge of HBI, none of the HBI Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of HBI, no fact or circumstance exists, including any possible other transaction pending or under consideration by HBI or any HBI Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.5 Financial Statements.

(a)  HBI has previously delivered the HBI Financials to PBI, except those pertaining to periods commencing after September 30, 2014, which it will deliver by each respective delivery date as required by this Agreement. The delivered HBI Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HBI as of and for the periods ended on the dates thereof. The delivered HBI Financials have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)      HBI did not, as of the date of the HBI Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the HBI Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on HBI and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 4.6 No Material Adverse Effect.

The HBI Companies have not suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2013, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the HBI Companies taken as a whole.

Section 4.7 Taxes.

(a)      Except as disclosed on HBI Disclosure Schedule 4.7(a), all HBI Returns  required to be filed by or on behalf of the HBI Companies have been duly filed on a timely basis and to the Knowledge of HBI such HBI Returns are true, complete and correct in all material respects, or requests for extensions to file the HBI Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on HBI.  All HBI Taxes shown to be due and payable on the HBI Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the HBI Financials for the payment of such HBI Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the HBI Companies. Each of the HBI Companies has withheld and paid over all HBI Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect. There are no Liens on any of the assets of the HBI Companies with respect to HBI Taxes, other than Liens for HBI Taxes not yet due and payable.

(b)      Except as disclosed on HBI Disclosure Schedule 4.7(b), no deficiencies for HBI Taxes have been claimed, proposed or assessed, with notice to any of the HBI Companies, by any taxing or other governmental authority against the HBI Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the HBI Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on HBI. There are no pending audits relating to any HBI Tax liability of which any of the HBI Companies has received written notice. Except as disclosed on HBI Disclosure Schedule 4.7(b), none of the HBI Companies is a party to any action or proceeding for assessment or collection of HBI Taxes, nor have such events been asserted or, to the Knowledge of HBI, threatened against any of the HBI Companies or any of their assets. No waiver or extension of any statute of limitations relating to HBI Taxes is in effect with respect to the HBI Companies. No power of attorney has been executed by any of the HBI Companies with respect to any HBI Tax matter that is currently in force.

(c)  The HBI Companies have disclosed on the federal income tax HBI Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the HBI Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the HBI Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  Except as disclosed on HBI Disclosure Schedule 4.7(c), none of the HBI Companies is a party to any HBI tax sharing agreement or has any continuing obligations under any prior HBI tax sharing agreement.  To the Knowledge of HBI, none of the HBI Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was HBI.

(d)  None of the HBI Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e)  As used in this Agreement, the term “HBI Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the HBI Companies is required to pay, withhold or collect.  As used in this Agreement, the term “HBI Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any HBI Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f)  True and complete copies of the federal income tax returns of the HBI Companies as filed with the IRS for the years ended December 31, 2012 and 2013 have been furnished to PBI, and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the HBI Companies for the years ended on or after December 31, 2014 will be furnished to PBI within five business days of filing.

(g)  True and complete copies of all state income tax returns of the HBI Companies as filed with the State of Maryland for the years ended December 31, 2012 and 2013, have been furnished to PBI, and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the HBI Companies for the years ended on or after December 31, 2014 will be furnished to PBI within five business days of filing.

Section 4.8 Contracts; Certain Changes.

(a) Except as described in HBI Disclosure Schedule 4.8(a), neither HBI nor any HBI Subsidiary is a party to or subject to:

(i) Any collective bargaining agreement with any labor union relating to employees of HBI or any HBI Subsidiary;

(ii) Any agreement that by its terms limits the payment of dividends by HBI or any HBI Subsidiary; or

(iii) Any contract, other than this Agreement, that restricts or prohibits HBI or any HBI Subsidiary from engaging in any type of business permissible under applicable Law.

Section 4.9 Ownership of Personal Property; Insurance Coverage.

(a) Each of the HBI Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the HBI Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in HBI Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith;

(iii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iv) Liens for current taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi) Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on HBI;

(vii) With respect to personal property reflected in the balance sheets contained in the HBI Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii) Those items that are reflected as liabilities in the HBI Financials; and

(ix) Items of personal property that are held in any fiduciary or agency capacity.

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the HBI Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c) With respect to all agreements pursuant to which HBI or any HBI Subsidiary has purchased securities subject to an agreement to resell, if any, HBI or such HBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d) HBI and each HBI Subsidiary currently maintain insurance in amounts considered by HBI to be reasonable for their respective operations, and, to the Knowledge of HBI, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither HBI nor any HBI Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(e) HBI and each HBI Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 4.10 Litigation and Other Proceedings.

Except as set forth in HBI Disclosure Schedule 4.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of HBI, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the HBI Companies or any of their properties. To the Knowledge of HBI, no pending or threatened litigation or proceeding described in HBI Disclosure Schedule 4.10 could reasonably be expected to (a) have a Material Adverse Effect on the HBI Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the HBI Companies to perform their obligations under this Agreement. Except as disclosed on HBI Disclosure Schedule 4.10, none of the HBI Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 4.11 Compliance with Applicable Law.

Except as disclosed on HBI Disclosure Schedule 4.11:

(a) Each of the HBI Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HBI;

(b) Each of the HBI Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of HBI, threatened, and to the Knowledge of HBI no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the HBI Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on HBI;

(c) Each of the HBI Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the HBI reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the HBI reports filed with the SEC; none of the HBI Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of HBI, investigation into the business or operations of the HBI Companies;

(e) Neither HBI nor any HBI Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that HBI or any HBI Subsidiary is not in substantial compliance with any Law which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to HBI or any HBI Subsidiary;

(iii) Requiring or threatening to require HBI or any HBI Subsidiary, or indicating that HBI or any HBI Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of HBI or any HBI Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of HBI or any HBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to HBI or HBank, herein referred to as a “HBI Regulatory Agreement”);

(f) Neither HBI nor any HBI Subsidiary has received, consented to, or entered into any HBI Regulatory Agreement;

(g) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any HBI Regulatory Agreement, except to the extent permitted by such HBI Regulatory Agreement;

(h) There is no injunction, order, judgment or decree imposed upon HBI or any HBI Subsidiary or the assets of HBI or any HBI Subsidiary;

(i)           HBI has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to HBI and the HBI Subsidiaries is made known to the management of HBI by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the HBI Reports; and

(j)           Since January 1, 2012, (x) neither HBI nor any HBI Subsidiary nor, to the Knowledge of HBI, any director, officer, employee, auditor, accountant or representative of HBI or any HBI Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HBI or any HBI Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HBI or any HBI Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing HBI or any HBI Subsidiary, whether or not employed by HBI or any HBI Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HBI or any of its officers, directors, employees or agents to the board of directors of HBI or any committee thereof or to any director or officer of HBI.

Section 4.12 Labor Matters.

There are no labor or collective bargaining agreements to which HBI or any HBI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of HBI, threatened against HBI or any HBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of HBI, threatened against HBI or any HBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of HBI, threatened against HBI or any HBI Subsidiary (other than routine employee grievances that are not related to union employees). HBI and each HBI Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. HBI and each HBI Subsidiary represents that it has not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of HBI, threatened claims or suits against HBI or any HBI Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 4.13 ERISA.

(a) HBI has identified in HBI Disclosure Schedule 4.13(a) the HBI Benefit Plans and made available a copy of all HBI Benefit Plans.

(b) HBI and any HBI ERISA Affiliate have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date.  Except as disclosed in HBI Disclosure Schedule 4.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by HBI or any HBI ERISA Affiliate, has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of HBI, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on HBI Disclosure Schedule 4.13(b), no HBI Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of HBI, no condition exists which will present a material risk to PBI of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such HBI Benefit Plan.

(c) Neither HBI nor any HBI ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each HBI Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the HBI Benefit Plan, and each HBI Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable law. Each HBI pension plan that is intended to be qualified under Section 401(a) of the IRC and, to the Knowledge of HBI, its trust, is exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of HBI there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. To the Knowledge of HBI, and without limiting the foregoing, the following are true:

(i) Each HBI Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each HBI Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each HBI Benefit Plan, HBI is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in HBI Disclosure Schedule 4.13(a), no HBI Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No HBI Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no HBI Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No HBI welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All HBI welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each HBI Benefit Plan, HBI or any HBI ERISA Affiliate has the authority to amend or terminate the HBI Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the HBI Benefit Plan.

(e) There is no existing, or, to the Knowledge of HBI, contemplated, audit of any HBI Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of HBI, there are no pending or threatened material claims by, on behalf of or with respect to any HBI Benefit Plan, or by or on behalf of any individual participant or beneficiary of any HBI Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of HBI, is there any basis likely to enable such claim to prevail.

(f) Except as disclosed on HBI Disclosure Schedule 4.13(f), no payment contemplated or required by or under any HBI Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g) Neither HBI nor any HBI Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any HBI Benefit Plan).

Section 4.14 Brokers and Finders.

Neither HBI, any HBI Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Griffin Financial Group.

Section 4.15 Real Property and Leases.

(a) HBI Disclosure Schedule 4.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the HBI Companies, including but not limited to all REO (the “HBI Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on HBI Disclosure Schedule 4.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to PBI to the extent HBI possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b) No lease with respect to any HBI Real Property and no deed with respect to any HBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such HBI Real Property. Each lease with respect to any HBI Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the HBI Companies or, to the Knowledge of HBI, the other party under any lease with respect to any HBI Real Property, and, to the Knowledge of HBI, there are no allegations or assertions of such defaults by any party under any lease with respect to any HBI Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any HBI Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the HBI Companies.

(c) To the Knowledge of HBI, none of the buildings and structures located on any HBI Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use laws and regulations or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any HBI Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect on the HBI Companies. No condemnation proceeding is pending or, to the Knowledge of HBI, threatened, that would preclude or materially impair the use of any HBI Real Property in the manner in which it is currently being used.

(d) The HBI Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of HBI based on title insurance owned by it, good and marketable title to, all HBI Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the HBI Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the HBI Financials. All HBI Real Property used in the business of the HBI Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of HBI, is free from defects that could materially interfere with the current or future use of such facilities, provided such future use is substantially similar to its current use.

Section 4.16 Environmental Laws.

To the Knowledge of HBI, each of the HBI Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the HBI Companies. Except as described in HBI Disclosure Schedule 4.16, none of the HBI Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of HBI, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any HBI Real Property during the term of the ownership, lease or operation thereof by any of the HBI Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any HBI Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the HBI Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the HBI Companies holds or has held a security interest. To the Knowledge of HBI, no asbestos or, with respect to HBI Real Property built after 1978, lead is now or has been contained in any HBI Real Property that is owned by any of the HBI Companies. No HBI Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the HBI Companies or, to the Knowledge of HBI, prior to such time. HBI has furnished PBI true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each HBI Real Property and any real property in which any of the HBI Companies holds or held a security interest.

Section 4.17 Information to be Supplied.

(a) The information supplied by HBI for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of HBI and PBI, and up to and including the date of the HBI Common Stockholders’ Meeting and the PBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information supplied by HBI for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.18 Related Party Transactions.

(a) Except as set forth on HBI Disclosure Schedule 4.18, as is disclosed in the HBI Financials, and/or as disclosed in HBI’s Annual Reports on Form 10-K and its definitive proxy statements filed with the SEC, neither HBI nor any HBI Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any HBI Affiliate, and all such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of HBI or any HBI Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b) As of the date hereof, no Credit Extension by HBI or any HBI Subsidiary to any HBI Affiliate is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default, except for rate modifications pursuant to HBI’s loan modification policy that is applicable to all Persons. As of the date hereof, principal and interest with respect to any such Credit Extension will, to the Knowledge of HBI, be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 4.19 Loans.

Except as set forth on the HBI Disclosure Schedule 4.19 all Credit Extensions reflected as assets in the HBI Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of HBI’s or the appropriate HBI Subsidiary’s respective business, and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. HBI Disclosure Schedule 4.19 sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since December 31, 2013.

Section 4.20 Allowance for Loan Losses.

The allowance for loan losses reflected in HBI’s and HBank’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the HBI Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in HBI’s and HBank’s reports to each Regulatory Authority and the allowance for loan losses shown in the HBI Financials, in the opinion of management, was or will be adequate as of the dates thereof. HBI has disclosed to PBI on HBI Disclosure Schedule 4.20 all Credit Extensions (including participations) and interest-bearing assets of HBI or any HBI Subsidiary (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified HBI or any HBI Subsidiary during the past 12 months of, or has asserted against HBI or any HBI Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of HBI, each borrower, customer or other party that has given HBI or any HBI Subsidiary any oral notification of, or orally asserted to or against HBI or any HBI Subsidiary, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, and (f) that are classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and HBI shall update HBI Disclosure Schedule 4.20 promptly to PBI after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of HBank’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

Section 4.21 Community Reinvestment Act.

HBank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. HBI has supplied PBI with a copy of HBank’s current CRA Statement, all letters and written comments received by HBank since June 30, 2009 pertaining thereto and any responses by HBank to such comments. HBank has a rating of “satisfactory” as of its most recent CRA compliance examination and, HBI and HBank have received no communication from any Regulatory Authority that would lead HBI to believe that HBank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of HBank under the CRA.

Section 4.22 Securities Activities of Employees.

To the Knowledge of HBI, the officers, employees and agents of the HBI Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents of the HBI Companies, including Laws relating to licenses and permits.

Section 4.23 Regulatory Approvals.

None of the HBI Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 4.24 Books and Records.

(a) The minute books and stock ledgers of the HBI Companies that have been made available to PBI, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the HBI Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the HBI Companies that have been requested by PBI have been made available to PBI, its representatives or its Affiliates, and are located at the offices of the HBI Companies at 6011 University Blvd., Suite 370, Ellicott City, Maryland 21043.

(b) Each of the HBI Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the HBI Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of such internal accounting controls that are reasonably likely to adversely affect in any material respect HBI’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in HBI’s internal accounting controls.

Section 4.25 Investment Securities.

HBI and each HBI Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the HBI Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and, except as described in HBI Disclosure Schedule 4.25, none of the investment securities acquired by the HBI Companies since September 30, 2014, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the HBI Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by a HBI Company, such HBI Company was permitted by applicable Law to acquire such investment securities.

Section 4.26 Reorganization.

As of the date hereof, HBI does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the HBI Companies will take any action that, cause any action to be taken that, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of, causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the HBI Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 4.27 Fairness Opinion.

HBI’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Griffin Financial Group to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration payable by HBI to stockholders of PBI pursuant to the terms of this Agreement are fair, from a financial point of view, to the stockholders of HBI. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.28 Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of HBI’s stockholders held in 2012, 2013 and 2014, along with any other form of correspondence between HBI and its stockholders during that time period and to date in 2015, either have been filed with the SEC and are publicly available to PBI via EDGAR or have been provided to PBI.

Section 4.29 Absence of Undisclosed Liabilities.

Neither HBI nor any HBI Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (a) except as disclosed in the HBI Financials delivered to PBI prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Except as disclosed in HBI Disclosure Schedule 4.29, since September 30, 2014, neither HBI nor any HBI Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 4.30 Anti-Money Laundering and OFAC

HBI does not have knowledge of any facts or circumstances that would cause HBank or any other HBI Subsidiary to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by HBI, HBank or other HBI Subsidiary.  The board of directors of HBank (or where appropriate of HBI or any other HBI Subsidiary) has adopted, and HBank (or HBI and such other HBI Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective. HBank (or HBI or such other HBI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 4.31 Disclosure.

The schedules delivered by HBI pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1 Conduct of PBI’s Business.

Through the Closing Date, PBI shall, and shall cause each PBI Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the usual, regular and ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the prior written consent of HBI. PBI shall, and shall cause each PBI Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of PBI and the PBI Subsidiaries and others with whom business relationships exist, provided that, other than in the case of Permitted Employees, job vacancies that occur prior to the Effective Date through attrition shall not be filled and new employees shall not be hired without the prior written consent of HBI. Through the Closing Date, except as otherwise consented to in writing by HBI, such consent not to be unreasonably withheld, conditioned or delayed, or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority (in which case PBI shall immediately notify HBI), PBI shall not, and shall not permit any PBI Subsidiary to:

(a) Change any provision of the PBI Governing Documents;

(b) Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of PBI capital stock;

(c) Except as set forth in PBI Disclosure Schedule 5.1(c), grant any severance or termination pay, other than pursuant to policies or agreements of PBI or any PBI Subsidiary in effect on the date hereof or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with PBI or any PBI Subsidiary;

(d) Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with PBI or any PBI Subsidiary, except (i) with respect to a Permitted Employee to the extent such promotion or increase is made by PBI or a PBI Subsidiary in the normal course of its business and consistent with its past practices, or (ii) routine periodic pay increases, selective merit pay increases and pay-raises in the normal course of business and consistent with past practices; provided, however, that any increase in compensation for a director or an executive officer that is not a Permitted Employee of PBI or any PBI Subsidiary shall require the prior written consent of HBI;

(e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any material asset to a Lien, other than in the ordinary course of business consistent with past practice; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(f) Except for FHLB advances with maturities not to exceed one year and deposits, incur any indebtedness for borrowed money; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 5.1(z) and (aa);

(g) Sell or otherwise dispose of any PBI Real Property except REO in a reasonably acceptable commercial manner in the ordinary course of business, or sell or otherwise dispose of any securities held by PBI or PBank other than pursuant to redemptions by the issuer thereof;

(h) Take any action that would result in any of the representations and warranties of PBI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by Law (with notice to HBI) or after written consent or waiver from HBI;

(i) Change any method, practice, or principle of accounting, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(j) Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party;

(k) Implement any pension, retirement, profit-sharing, bonus, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, or similar plan or arrangement except to the extent required by Law; provided, however, that amendments to the Pentegra DC Plan as adopted by The Patapsco Bank 401(k) Retirement Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(k);

(l) Implement or adopt any material change in its: (i) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Regulatory Authority;

(m) Otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(n) Enter into, modify, amend or renew any agreement under which PBI or any PBI Subsidiary is obligated to pay more than $50,000 and which is not terminable by PBI or such PBI Subsidiary with 60 days notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of Law;

(o) Except as required by applicable law or regulation: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(p) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(q) Purchase any securities other than (i) FHLB or Federal Farm Credit Bank obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than $1.0 million with a maturity date of three years or less; provided, however, that PBI may purchase a security falling outside the restrictions of this Section 5.1(q) if it emails the information and documentation regarding the proposed security to Mary Ann Scully and George Coffman at HBI, prior to committing to making such purchase and HBI does not object to the purchase within 48 hours, counted by Business Days, of receiving the related information;

(r) Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to PBI or any PBI Subsidiary under any insurance policy maintained by PBI or any PBI Subsidiary), settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the Knowledge of PBI, threatened against or affecting PBI or any of PBI Subsidiary, any of their respective properties or any of their respective assets. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims which, in the aggregate, could reasonably be determined to be material to PBI and the PBI Subsidiaries, taken as a whole;

(s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither PBI nor any PBI Subsidiary shall be required to obtain such a report with respect to  any property to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(t) Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(u) Make any new capital expenditure of $50,000 or more; or undertake or enter into any lease, contract or other commitment for its account;

(v) Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving HBI or HBank a first right of refusal to acquire such loan or participation); or sell or acquire any servicing rights;

(w) Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC;

(x) Make any charitable or similar contributions, except in amounts not to exceed $5,000 individually, and $20,000 in the aggregate;

(y) Enter into, grant, approve, materially modify or extend any Non-Residential Credit Extension except in the ordinary course of business consistent with past practice; provided, however, that PBI and/or PBank may not make a Non-Residential Credit Extension (i) in excess of $1,000,000 or (ii) to an existing customer of PBank that increases the aggregate loan exposure to such customer by more than $1,000,000, unless it emails the information and documentation regarding the proposed Credit Extension to Mary Ann Scully, Paul Brown and Steven Poynot at HBI, prior to committing to make such Credit Extension, and HBI does not object to the Credit Extension by 5:00 pm on the second Business Day after the date of receiving the information and documentation;

(z) Enter into, grant, approve, modify or extend any loan, credit facility, line of credit, or letter of credit for an owner occupied residence (collectively, a “Residential Credit Extension”) that would result in a credit exposure in excess of  $1,000,000 to a single borrower as determined in reference to the combination rules in 12 C.F.R. Section 32.5; provided, however, that PBI may make a Residential Credit Extension in excess of $1,000,000 if it emails the information and documentation regarding the proposed Residential Credit Extension to Mary Ann Scully and Robert Altieri at HBI, prior to committing to make such Residential Credit Extension, and HBI does not object to the Residential Credit Extension by 5:00 pm on the second Business Day after the date of receiving the information and documentation;

(aa) Issue any communication relating to the Contemplated Transactions to employees (including general communications relating to benefits and compensation) without prior consultation with HBI and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of HBI (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of HBI (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or Contemplated Transactions; or

(bb) Agree to do any of the foregoing.

Section 5.2 Conduct of HBI’s Business.

HBI shall, and shall cause each HBI Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of HBI and the HBI Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by PBI or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority, HBI shall not, and shall not permit any HBI Subsidiary to:

(a) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied expeditiously, except as may be required by Law (with notice to PBI) or after written consent or waiver from PBI;

(b) Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC; or

(c) Agree to do either of the foregoing.

Section 5.3 Access; Confidentiality.

(a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Notwithstanding the foregoing, neither HBI nor PBI shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) PBI and HBI each agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. PBI and HBI shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4 Regulatory Matters.

Through the Closing Date:

(a) HBI and PBI shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by HBI and HBI’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  HBI and PBI shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) PBI and HBI shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c) PBI and HBI shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects.  In connection therewith, PBI and HBI shall use their commercially reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent such disclosure is permitted by Law.  Each party hereto shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority.  In addition, HBI and PBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing.

Section 5.5 Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions as expeditiously as practicable including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6 Update of Disclosure Schedules.

Through the Closing Date, PBI shall update the PBI Disclosure Schedules, and HBI shall update the HBI Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, PBI and HBI shall update and deliver to the other party the PBI Disclosure Schedule 3.20 and the HBI Disclosure Schedule 4.19, respectively, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date.

Section 5.7 Other Undertakings by HBI and PBI.

(a) Undertakings of PBI.

(i) Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with applicable Law and this Agreement, PBI shall submit the Agreement and the Merger to its stockholders for approval at the PBI Common Stockholders’ Meeting with the recommendation that its stockholders approve the Agreement and the Merger.

(ii) Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, PBI shall not, and shall not authorize, permit or cause any PBI Subsidiary and their respective officers, directors, or employees or any investment bankers, financial advisors, attorneys, accountants, consultants, agents or other representative retained by PBI or any PBI Subsidiary (collectively, the “PBI Representatives”) to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than HBI) any information or data with respect to PBI or any PBI Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PBI or any PBI Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by PBI or any PBI Representative, whether or not such PBI Representative is so authorized and whether or not such PBI Representative is purporting to act on behalf of PBI or otherwise, shall be deemed to be a breach of this Agreement by PBI. PBI and each PBI Subsidiary shall, and shall cause each of the PBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by PBI’s stockholders at the PBI Common Stockholders’ Meeting, PBI may respond to an inquiry, furnish nonpublic information regarding PBI and the PBI Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to PBI by such Person (and not withdrawn) if (A) PBI’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (B) PBI has not violated any of the restrictions set forth in this Section 5.7(a)(ii), (C) PBI’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and financial advisor, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable law, and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, PBI provides HBI written notice of the identity of such person and of PBI’s intention to furnish nonpublic information to, or enter into discussions with, such Person and PBI receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with PBI. PBI shall promptly provide to HBI any non-public information regarding PBI or any PBI Subsidiary provided to any other Person that was not previously provided to HBI, such additional information to be provided no later than the date of provision of such information to such other Person.

PBI shall promptly (and in any event within 24 hours) notify HBI in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PBI or any PBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). PBI agrees that it shall keep HBI informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). PBI further agrees that it will provide HBI with the opportunity to present its own proposal to the PBI board of directors in response to any such proposal or offer, and negotiate with HBI in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the PBI board of directors determines in its good faith judgment, after consultation with and having considered the advice of PBI’s outside legal counsel and financial advisor: (A) would, if consummated, result in consideration that is more favorable to the stockholders of PBI than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal), (B) is not conditioned on obtaining financing (and with respect to which PBI has reasonably assured itself of such person’s ability to fully finance its Acquisition Proposal), (C) would, if consummated, result in the acquisition of more than 50% of the issued and outstanding shares of PBI Common Stock or all or substantially all of the assets and liabilities of PBI and the PBI Subsidiaries on a consolidated basis, and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the PBI board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to HBI in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of PBI to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the PBI Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of PBI to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause PBI or any PBI Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring PBI to abandon, terminate or fail to consummate the Merger or any other Contemplated Transaction.

Notwithstanding the foregoing, prior to the date of the PBI Common Stockholders’ Meeting, PBI’s board of directors may approve or recommend to the stockholders of PBI a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) (a “PBI Subsequent Determination”) after the third Business Day following the receipt by HBI of a notice (the “Notice of Superior Proposal”) from PBI advising HBI that the PBI board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that PBI shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that PBI proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (A) the PBI board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by HBI since HBI’s receipt of such Notice of Superior Proposal (provided, however, that HBI shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the PBI board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

(iii) Environmental Assessments.

(A) HBI shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the PBI Companies’ assets, operations and secured interests, including, but not limited to, the PBI Real Property.  For any real property not owned by the PBI Companies, access to such property by HBI shall be conditioned on approval by the property owner.

(B) If HBI, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, HBI shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as HBI deems appropriate subject to the following provisions of this Section a(iii)(B).  For any real property owned by the PBI Companies, such further assessment shall be subject to prior notice to PBI.  For any real property not owned by the PBI Companies, such further assessment by HBI shall be conditioned on approval by the property owner.

(C) HBI agrees to notify PBI a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.7(a)(iii). PBI agrees to permit HBI and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the PBI Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as HBI shall deem necessary; provided, however, that HBI and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the PBI Companies.  Upon request by PBI, HBI shall provide copies of reports prepared by HBI or its representatives for the assessments conducted under this Section 5.7(a)(iii).

(iv) Dissolve Non-Operational Subsidiaries. Prior to Closing, PBI and PBank shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(v) Repurchase of PBI Preferred Stock. Except to the extent the obligations of PBI set forth in this Section 5.7(a)(v) would conflict with the obligations of the parties set forth in Section 5.7(b)(xi), in which event the parties’ obligations in Section 5.7(b)(xi) would take precedence, at the request of HBI, PBI shall use its reasonable best efforts to cause or facilitate the Repurchase by HBI of all (or such portion as HBI may designate) of the issued and outstanding shares of PBI Preferred Stock from Treasury or other holders thereof prior to, concurrently with or immediately after the consummation of the Merger. In furtherance of the foregoing, PBI shall provide, and shall cause the PBI Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by HBI in connection with such Repurchase.

(b) Undertakings of HBI and PBI.

(i) Filings and Approvals. HBI and PBI shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other Contemplated Transactions, and HBI will make all necessary regulatory filings as soon as practicable after the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Contemplated Transactions, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)           Accuracy of Registration Statement. The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.  PBI and HBI shall promptly notify the other party if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PBI shall cooperate with HBI in the preparation of a supplement or amendment to such Prospectus/Proxy Statement that corrects such misstatement or omission, and HBI shall file an amended Registration Statement or supplement to the Registration Statement with the SEC, PBI shall mail a Prospectus/Proxy Statement and any required amendment or supplement to holders of PBI Common Stock and HBI shall mail a Prospectus/Proxy Statement and any required or amendment or supplement to holders of HBI Common Stock.  HBI will provide PBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide PBI and its counsel with a copy of all such filings made with the SEC.

(iii)           Public Announcements. HBI and PBI shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable Law.

(iv)           Maintenance of Insurance. HBI and each HBI Subsidiary, and PBI and each PBI Subsidiary, shall maintain insurance in such amounts as HBI and PBI, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(v)           Maintenance of Books and Records. HBI and each HBI Subsidiary, and PBI and each PBI Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(vi)           Taxes. HBI and each HBI Subsidiary shall file all HBI Returns, and PBI and each PBI Subsidiary shall file all PBI Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vii)           In-House Operations. HBI and PBI shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(viii)           Delivery of Financial Statements. HBI and PBI shall each deliver to the other, promptly upon their completion, but in each case by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and notes thereto.

(ix)           Delivery of Regulatory Filings and Documents. Except where prohibited by Law or the regulations of any Regulatory Authority, HBI and PBI shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(x)           Issuance of Preferred Stock. At or prior to June 15, 2015, PBI shall issue to HBI, and HBI shall purchase from PBI, a sufficient number of shares of preferred stock at $1,000 per share to bring current the payment of deferred interest through June 15, 2015 on PBI’s subordinated debentures issued to Patapsco Statutory Trust I and PBI will use the proceeds from the sale of the preferred stock to bring current interest on the above-mentioned subordinated debentures. The preferred stock will be issued pursuant to articles supplementary in the form attached hereto as Exhibit E, which PBI shall execute and file with the SDAT in accordance with the MGCL. HBI’s obligation to purchase such preferred stock, and PBI’s obligation to issue such preferred stock, shall be subject to the following conditions: (A) PBI shall have made a diligent and good faith effort to obtain a waiver of any event of default under the applicable trust preferred security agreements caused by Patapsco Statutory Trust I’s failure to make payment of amounts due and payable on the trust preferred securities and allowing continued deferral of dividends on the trust preferred securities until the Effective Time, and PBI shall have failed to obtain such waiver; (B) PBI shall have received prior regulatory approval or non-objection to bring current the payment of amounts due on PBI’s subordinated debentures by payment of any deferred payments plus any accrued interest and other charges and or fees; (C) PBI and HBI shall have received all approvals or non-objections from Regulatory Authorities and all consents from third parties as may be required for the issuance and purchase of the preferred stock and the use of the proceeds from such issuance to pay deferred interest on PBI’s subordinated debentures; and (D) without waiving any of HBI’s rights hereunder, both HBI and PBI will reasonably cooperate to obtain all approvals or non-objections from Regulatory Authorities.  The parties’ obligations under this Section 5.7(b)(x) shall survive the termination of this Agreement unless this Agreement is terminated by HBI pursuant to Sections 7.1(b), 7.1(f), or 7.1(i), by PBI pursuant to Section 7.1(g) or by the mutual consent of the parties pursuant to Section 7.1(a). In no event shall HBI be obligated to purchase such preferred stock from PBI, however, if the waiver referred to in subsection (A) hereof is granted.

(xi)           Sale of PBI Preferred Stock.  The parties will cooperate and use their commercially reasonable best efforts to assist the sale by Treasury of its holdings of PBI Preferred Stock.

(c)           Undertakings of HBI.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the rules of the NASDAQ Stock Market LLC and this Agreement, HBI shall submit HBI’s issuance of the Aggregate Common Stock Consideration in the Merger to its stockholders for approval at the HBI Common Stockholders’ Meeting with the recommendation that its stockholders approve such issuance, and HBI will submit the approval of the issuance of the shares of HBI Common Stock to be issued in the Private Placement to its stockholders for approval at either at the HBI Common Stockholders’ Meeting, HBI’s annual meeting of stockholders or a HBI special meeting of stockholders with the recommendation that its stockholders approve such issuance.

(ii) PBI Director Nominees. Subject to any required amendment of HBI’s articles of incorporation and bylaws, the MGCL, any approvals and/or requirements of any Regulatory Authority relating to HBI, and the continuing fiduciary duties of the HBI board of directors, the HBI board of directors shall take such actions as may be necessary to appoint each of the PBI Nominees to serve on the HBI and HBank boards of directors until the next annual meeting of each entity and to nominate each of the PBI Nominees for election to the HBI and HBank boards of directors at such next annual meeting for terms as determined by the HBI and HBank nominating committees; provided, however, that if one or both of the PBI Nominees shall be subject to a Disqualification Event prior to the Effective Date, HBI and HBank will not appoint such individual or individuals and shall take such actions as may be necessary to  fill the vacancy or vacancies so created with one or two, as may be applicable, of the Replacement Nominees, with the selection being at HBI’s discretion. In the event a Disqualification Event occurs after the Effective Date, neither HBI nor HBank shall have any obligation to nominate the PBI Nominee subject to the Disqualification Event or a Replacement Nominee to the HBI or HBank board of directors.

On and after the Effective Time, (A) the directors of HBI duly elected and holding office immediately prior to the Effective Time, and (B) provided they agree to serve as directors of HBI and a Disqualification Event has not occurred, each of the PBI Nominees, shall be the directors of HBI, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable Law and the articles of incorporation and bylaws of HBI; further provided, that in no event shall HBI’s obligations under this section apply with respect to any PBI Nominee subject to a Disqualification Event.

As used in this Agreement, the term “Disqualification Event” means, as to any PBI Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by Law from serving as a director of HBI; (ii) such nominee shall have been charged with or convicted of any felony or a crime of moral turpitude; (iii) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any applicable federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to HBI of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) such nominee shall be subject to or involved in any of the events or circumstances enumerated in Rule 506(d)(1)(i) though (viii) (or any successor or substitute provision of similar import) promulgated by the SEC under Regulation D of the Securities Act or similar provisions of state “blue sky” laws; (vi) the death, disability or other personal reasons beyond the control of such nominee that prevents them from serving, as determined by HBI in its reasonable sole discretion, as a director of HBI or HBank; or (vii) such nominee shall violate any covenant or agreement contained in the Support Agreement.

(iii) Employees, Severance Policy.

(A) Subject to HBI’s usual personnel and qualification policies and the provisions hereof, HBI will endeavor to continue the employment of each individual who is an employee of PBI or a PBI subsidiary (a “PBI Employee”) on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of HBI to retain any PBI Employee or create any third party benefit except for the Indemnified Parties’ rights under Section 5.7(c)(vi), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; provided further, however, that HBI or an HBI Subsidiary will offer employment to the individuals set forth in PBI Disclosure Schedule 5.7(c)(iii) on an at-will basis following the Effective Date at levels of comparable responsibilities and compensation. If a PBI Employee is not retained as contemplated by this Section 5.7(c)(iii)(A), or if HBI elects to eliminate a position or does not offer a PBI Employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then HBI will make severance payments to the displaced PBI Employee as set forth in this Section 5.7(c)(iii).

(B) Subject to the provisions of Sections 5.7(c)(iii)(C) and 5.7(c)(iii)(D), HBI will pay, or will cause HBank to pay, to any eligible PBI Employee (exempt and non-exempt) that is not retained by HBI or an HBI subsidiary two weeks of severance pay for each full year of service with PBI or a PBI Subsidiary up to a maximum of 26 weeks of severance pay. Each PBI Employee eligible for severance benefits as set forth in this Section 5.7(c)(iii)(B) will remain eligible for such benefits if his or her employment is terminated by HBI or an HBI Subsidiary, other than for Cause, within 12 months after the Effective Date. Any PBI Employee whose employment with HBI or an HBI Subsidiary is terminated without Cause after 12 months from the Effective Date shall receive such severance benefit from HBI or such HBI Subsidiary as is provided for in HBI’s general severance policy for such terminations (with full credit being given for each full year of service with PBI or any PBI Subsidiary). HBI and any HBI Subsidiary’s obligation hereunder to make payments as provided herein is expressly subject to PBI or PBank obtaining a non-objection or waiver of any regulatory prohibition or limitation on such payment.

(C) Any PBI Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Section 5.7(c)(iii)(B) but will receive the CIC Payment subject to the receipt of any necessary approvals or non-objections from the applicable Regulatory Authorities. Neither HBI nor HBank will seek any regulatory approval or non-objection to make any payments prohibited under applicable Law but will make such payments as may be approved by the applicable Regulatory Authorities if PBI or PBank obtains such approval or non-objection. Any PBI Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in 5.7(c)(iii)(B).

(D) HBank will offer Philip P. Phillips an employment agreement with terms as provided in Exhibit F.

(iv) Employee Benefits. As of the Effective Time, each PBI Employee who becomes an employee of HBI or of any HBI Subsidiary shall be entitled to full credit for each year of service with PBI or any PBI Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in HBI’s or, as appropriate, in the HBI Subsidiary’s, employee benefit plans, programs and policies.  HBI shall use the original date of hire by PBI or a PBI Subsidiary in making these determinations.

(v) HBank Advisory Board. Effective as of the Closing Date, HBank will constitute a Towson Area Regional Advisory Board (the “Towson Advisory Board”) and appoint to the Towson Advisory Board for an initial term of one year all of the members of PBank’s board of directors (both on the date of this Agreement and immediately prior to the Effective Time) who are not appointed to the board of directors of HBI or HBank pursuant to Section 5.7(c)(ii) hereof and who are willing to serve on the Towson Advisory Board; provided, however, that HBank shall not be obligated to appoint to the Towson Advisory Board any member of PBank’s board of directors that is or becomes subject to a Disqualification Event, and shall have the right to remove from the Towson Advisory Board any member of the Towson Advisory Board who becomes subject to a Disqualification Event after he or she is appointed to the Towson Advisory Board. The members of the Towson Advisory Board shall not be members of HBI’s or HBank’s board of directors and shall not have any voting powers. While former members of PBank’s board of directors sit as members of the Towson Advisory Board, HBank shall pay compensation to each such Towson Advisory Board Member in an amount as set forth on PBI Disclosure Schedule 5.7(c)(v). Each former member of the PBank board of directors that is appointed to the Towson Advisory Board will have the option to receive his or her annual compensation for the first year of service on the Towson Advisory Board on a monthly basis or in advance in a lump sum at Closing, provided, however, that if any such member of the Towson Advisory Board does not serve on the Towson Advisory Board for such one-year period due to his or her resignation or as a result of becoming subject to a Disqualification Event, such Towson Advisory Board member shall repay to HBank any portion of such annual compensation paid in advance for the period during which such member did not serve on the Towson Advisory Board. Subsequent to the one-year term provided for in this Section 5.7(c)(v), HBank shall have the authority to take any actions necessary to remove any members of the Towson Advisory Board in its discretion and/or to terminate the Towson Advisory Board at any time.

(vi) Indemnification. From and after the Effective Time, HBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of PBI, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of PBI or is or was serving at the request of PBI or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of PBI, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Incorporation and Bylaws of PBI as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law.  HBI’s obligations under this Section 5.7(c)(vi) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(vii) Nasdaq Listing.  HBI agrees to use commercially reasonable efforts to list, prior to the Closing Date, on the Nasdaq Capital Market the shares of HBI Common Stock to be issued in connection with the Merger.

(viii) Directors’ and Officers’ Liability Insurance. Prior to the Closing, HBI shall purchase an extended reporting period to PBI’s current liability insurance policy(ies), for a period to last from the day after the Effective Date to a minimum of six years after that day. Such extended reporting period shall provide the same or better coverage for the persons who are presently covered by PBI’s or PBank’s officers’ and directors’ liability insurance policy(ies) and any other insurance policy(ies) providing insurance coverage for PBI’s or PBank’s executive officers and directors, with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time, provided that the policy(ies) can be obtained for an aggregate six-year cost not in excess of $70,000 (200% of the current annual premium for the applicable liability insurance policy(ies) in effect as of the date of this Agreement) (the “Maximum Premium”). HBI may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that HBI may, at its option, replace at any time such policy with another policy having the same coverage rate. In the event HBI is unable to obtain a directors’ and officers’ liability insurance extended reporting period at a cost not in excess of the Maximum Premium, HBI may obtain a director and officer liability insurance extended reporting period with the maximum coverage reasonably available for a cost that is not in excess of the Maximum Premium.

Section 5.8 Approvals and Consents of Regulatory Authorities.

PBI and HBI will cooperate with each other and use best efforts to promptly prepare all necessary approvals or consents from the Regulatory Authorities necessary to consummate the Contemplated Transactions and HBI will make all necessary filings in respect thereof as promptly as practicable after the date hereof (provided that PBI has timely provided all information requested in writing by HBI or its counsel); provided, however, that in no event shall HBI be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by HBI or any HBI Subsidiary of all or any material portion of the business or assets of PBI or any PBI Subsidiary, (b) compel HBI or any HBI Subsidiary to dispose of or hold separate all or any material portion of the business or assets of PBI or any PBI Subsidiary, (c) impose a material compliance burden, penalty or obligation on HBI or any HBI Subsidiary, or (d) otherwise materially impair the value of PBI and the PBI Subsidiaries to HBI and the HBI Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). PBI and HBI will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any Application, petition or any other statement made to any Regulatory Authority in connection with the Merger and the other Contemplated Transactions. PBI shall have the right to review, and to the extent practicable to consult with HBI on, the information that appears in any filing made in connection with the Contemplated Transactions with any Regulatory Authority. HBI shall give PBI and its counsel the opportunity to review, and to the extent practicable to consult with HBI on, each filing prior to its being filed with a Regulatory Authority and shall give PBI and its counsel the opportunity to review all filings with a Regulatory Authority, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

Section 5.9 Assumption by HBI of Certain Obligations.

At or prior to Closing, HBI, PBI and the relevant trustees or agents shall execute and deliver such supplemental indentures, agreements and other relevant documents under the provisions of PBI’s trust preferred securities instruments and debt indentures, as required and in a form reasonably satisfactory to HBI, PBI and the trustee named in such agreements and indentures and, as of the Effective Time, HBI shall assume the due and punctual payment of the principal of and premium, if any, and interest on the trust preferred securities and the due and punctual performance and observance of all of the covenants and conditions (insofar as such payment, covenant, or condition is to be performed and observed by a successor of PBI under the relevant documents) of the indentures, agreements and other relevant documents entered into by PBI or any PBI Subsidiary.

ARTICLE VI.
CONDITIONS

Section 6.1 Conditions to PBI’s Obligations under this Agreement.

The obligations of PBI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PBI pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, HBI and HBank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by HBI and HBank, respectively, and PBI shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of HBI and HBank required by this Agreement to be performed by HBI and HBank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of HBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c) Consents. (i) PBI and PBank shall have received all consents and approvals described in PBI Disclosure Schedule 3.4 and the consent to the Contemplated Transactions of each landlord of all leased property for which any of the PBI Companies is a tenant substantially in the form set forth herein as Exhibit G, and all filings and registrations by PBI and PBank described in PBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on HBI or HBank subsequent to the Effective Time; (ii) HBI and HBank shall have received all consents and approvals described in HBI Disclosure Schedule 4.4 and all filings and registrations by HBI and HBank described in HBI Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on HBI or HBank subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of PBI, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to PBI of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. HBI shall have delivered to PBI a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), c(ii) and (iii) and (h) of this Section 6.1 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by HBI’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion or Letter. PBI shall have received an opinion of Kilpatrick Townsend & Stockton LLP, counsel to PBI, or a letter from TGM Group, LLC, PBI’s independent certified public accountants, dated the Closing Date, to the effect that (i) the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than HBI Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PBI, HBI and others.

(h) Approval by HBI’s Stockholders. The issuance by HBI of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement shall have been approved by the stockholders of HBI by such vote as is required by the rules of the NASDAQ Stock Market LLC.

(i) Approval by PBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of PBI by such vote as is required by the MGCL and the certificate of incorporation and bylaws of PBI.

(j) Other Documents. PBI shall have received such other certificates, documents or instruments from HBI or its officers or others as PBI shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as PBI may reasonably request.

(k) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of HBI or any of the HBI Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated HBI Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on HBI.

(m) Nasdaq Listing.  To the extent required, the shares of HBI Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

Section 6.2 Conditions to HBI’s Obligations under this Agreement.

The obligations of HBI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by HBI pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, PBI and PBank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by PBI and PBank, respectively, and HBI shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of PBI and PBank required by this Agreement to be performed by PBI and PBank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of PBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c) Consents.  (i) HBI and HBank shall have received all consents and approvals described in HBI Disclosure Schedule 4.4 and all filings and registrations by HBI and HBank described in HBI Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on HBI or HBank subsequent to the Effective Time; (ii) PBI and PBank shall have received all consents and approvals described in PBI Disclosure Schedule 3.4 and the consent to the Contemplated Transactions of each landlord of all leased property for which any of the PBI Companies is a tenant substantially in the form set forth herein as Exhibit F, and all filings and registrations by PBI and PBank described in PBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on HBI or HBank subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of HBI, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to HBI of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. PBI shall have delivered to HBI a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), (c)(ii) and (iii) and (h) of this Section 6.2 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by HBI’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion or Letter. HBI shall have received an opinion of Ober, Kaler, Grimes & Shriver,  Professional Corporation counsel to HBI, or a letter from Stegman & Company, HBI’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PBI, HBI and others.

(h) Approval by PBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of PBI by such vote as is required by the MGCL and the articles of incorporation and bylaws of PBI.

(i) Approval by HBI’s Stockholders. The issuance by HBI of the Aggregate Common Stock Consideration in the Merger and the shares of HBI Common Stock to be issued in the Private Placement shall have been approved by the stockholders of HBI by such vote as is required by the rules of the NASDAQ Stock Market LLC.

(j) Limitation on PBI Objecting Shares. As of the Effective Date, the holders of no more than ten percent of the PBI Common Stock that is issued and outstanding shall have taken the actions required by Section 3-203 of the MGCL to qualify their PBI Common Stock as PBI Objecting Shares.

(k) Other Documents. HBI shall have received such other certificates, documents or instruments from PBI or its officers or others as HBI shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as HBI may reasonably request.

(l) Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Material Adverse Effect on PBI.  HBI shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.7 of this Agreement.

(m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of PBI or any of the PBI Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated PBI Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on PBI.

(n) Third Party Consents. HBI shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material agreement to which PBI is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(o) Illegality.  No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

Section 6.3                      Frustration of Closing Conditions.

Neither HBI nor PBI may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to make effective of the Contemplated Transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII.
TERMINATION

Section 7.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the requisite approval by the stockholders of both PBI and HBI with respect to the Contemplated Transactions, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of PBI and HBI;

(b) By either PBI or HBI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing; provided, that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By either PBI or HBI if the Closing Date shall not have occurred prior to October 31, 2015 (except that if the Closing Date shall not have occurred by October 31, 2015 because of a failure to obtain any required regulatory approval or consent, such date shall be December 31, 2015 unless the conditions of any such required regulatory approval or consent cannot be satisfied by December 31, 2015); except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either PBI or HBI in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either PBI or HBI if (i) the stockholders of HBI vote, but fail to approve the issuance by HBI of the Aggregate Common Stock Consideration in the Merger at the HBI Common Stockholders’ Meeting and the issuance by HBI of the shares of HBI Common Stock to be issued in the Private Placement at either the HBI Common Stockholders’ Meeting, HBI’s annual meeting of stockholders or a HBI special meeting of stockholders, or (ii) the stockholders of PBI vote, but fail to approve the Agreement and the Merger at the PBI Common Stockholders’ Meeting;

(f) By HBI if PBI or any PBI Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(g) By PBI if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by PBI’s stockholders at the PBI Common Stockholders’ Meeting, PBI receives an Superior Proposal; provided, however, that PBI shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) PBI shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii) PBI concurrently pays the PBI Termination Fee payable pursuant to Section 8.1(b); and

(iii) the board of directors of PBI concurrently approves, and PBI concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(h) By PBI if HBI or any HBI Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which HBI is not the surviving Entity or HBI’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than PBI and the PBI board of directors determines that, after considering the advice of counsel, such transaction is not in the best interests of the PBI Common Stockholders; provided, however, that PBI must exercise the termination option under this Section 7.1(h) within 30 calendar days after HBI files a Current Report Form 8-K with the SEC regarding events triggering the termination option;

(i) By HBI if the PBI board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to HBI regarding this Agreement or the Merger;

(j)  By PBI if the HBI board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to PBI regarding this Agreement or the Merger, or the issuance of the shares of HBI Common Stock in the Private Placement; or

(k) by PBI, if the PBI Board of Directors so determines by a majority vote of its members, at any time during the two Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)  the Average Price shall be less than $7.20; and

(ii) (A) the quotient obtained by dividing the Average Price by $9.00 shall be less than (B) the Index Ratio minus 0.20.

For purposes of this Section 7.1(k), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the fifth Business Day immediately before the Closing.

“Final Index Price” means the closing price of the Index Group as of the Determination Date.

“Index Group” means the NASDAQ Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Index Group as of the last trading day before the date of this Agreement.

If HBI or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for HBI Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Sections 7.1(k).

Section 7.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(ii), 5.7(b)(x) (to the extent provided therein), 8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of HBI or PBI to the other, except for any liability of HBI or PBI under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1 Expenses and Other Fees.

(a) General Expenses. Whether or not the Contemplated Transactions are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the party and the claimant seeking indemnification. HBI shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any.  The expenses of separate counsel to any stockholder of PBI shall be borne by such stockholder and not borne or reimbursed by the PBI Companies or HBI.

(b) PBI Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by HBI while structuring and pursuing the Merger, PBI shall pay to HBI by wire transfer of immediately available funds a termination fee equal to $500,000 (the “PBI Termination Fee”) as follows:

(i)           in the event HBI or PBI terminates this Agreement pursuant to Sections 7.1(f) or (g) in which case PBI shall pay the PBI Termination Fee at or prior to the time of such termination,

(ii)           in the event HBI terminates this Agreement pursuant to Section 7.1(i), in which case PBI shall pay the PBI Termination Fee as promptly as practicable (but in any event within three Business Days), or

(iii)           in the event that this Agreement is terminated by HBI or PBI because PBI or any PBI Subsidiary enters into definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any person other than HBI, or enters into any agreement to merge, consolidate, combine or to sell a material portion of its assets or be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise in violation of the terms of this Agreement, in particular, Section 5.7(a)(ii) hereof.

Section 8.2 Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.5, 2.9(b) through (h), and 5.7(c)(ii), (iii), (iv), (v) and (vi) shall survive the Closing.

Section 8.3 Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the Closing Date, the parties may:

(i)           Amend this Agreement;

(ii)           Extend the time for the performance of any of the obligations or other acts of either party hereto;

(iii)           Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)           Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4 Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way.

Section 8.5 Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that, except for the Indemnified Parties’ rights under Section 5.7(c)(vi), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6 Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	If to HBI, to:

Mary Ann Scully
President and Chief Executive Officer
Howard Bancorp, Inc.
6011 University Boulevard, Suite 370
Ellicott City, MD 21043
Fax: (410) 750-8588

with a copy to:

Frank C. Bonaventure, Jr., Esquire
Ober│Kaler
100 Light Street
Baltimore, Maryland 21202
Fax: (443) 263-7505

(b)	If to PBI, to:

Philip P. Phillips
President and Chief Executive Officer
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Dundalk, Maryland 21222
Fax: (410) 285-8524

with a copy to:

Joel E. Rappoport, Esquire
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005-2018
Fax: (202) 204-5620

Section 8.7 Disclosure Schedules.

Information contained on either the PBI Disclosure Schedule or the HBI Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8 Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or  (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9 No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10 Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11 Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.12 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 8.13 Governing Law; Venue; No Jury Trial.

(a) This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.

(b) The parties agree that the prevailing party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys fees from the non-prevailing party.

(c) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION THEREWITH.

Section 8.14 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	HOWARD BANCORP, INC.

By:	By:
Name:	Name: Mary Ann Scully
Title: Secretary	Title: President and Chief Executive Officer

ATTEST:	PATAPSCO BANCORP, INC.

By:	By:
Name:	Name: Philip P. Phillip
Title: Secretary	Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Spreadsheet

Exhibit E – Form of Articles Supplementary for Preferred Stock

Exhibit F – Form of Phillips Employment Agreement

Exhibit G – Form of Landlord Consent for Leased Properties

DISCLOSURE SCHEDULE INDEX

[Add Disclosure Schedules Here]